As filed with the Commission on March 24, 2004	Registration No. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZOOLINK CORPORATION
(Name of small business issuer in its charter)

Nevada	9995	91-1997473
(State of Jurisdiction)	(Primary Standard Industrial	(I.R.S. Employer
	Classification Code Number)	Identification No.)

510 - 601 West Hastings Street
Vancouver, British Columbia
Canada
V6B 5A6
(604) 638-5465
(Address and telephone number of principal executive offices)

Edward L. Mayerhofer
Morton & Company Barristers & Solicitors
1200 - 750 West Pender Street
Vancouver, British Columbia
Canada V6C 2T8
(604) 681-1194
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of
securities to be	Number of shares	Proposed maximum	Proposed maximum	Amount of
registered	to be registered	offering price per share (1)	aggregate offering price	registration fee
Common Stock
$0.001 par value	5,028,409	$0.06	$301,705	$38.23

Total	5,028,409	$0.06	$301,705	$38.23

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (o) under the Securities Act. For the purposes of this table, we have used the average of the closing bid and asked prices on March 17, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

Preliminary Prospectus
Subject To Completion
Dated March __, 2004

     Zoolink Corporation.
5,028,409 Shares of Common Stock
$0.06 per Share

This prospectus relates to the sale of up to 5,028,409 shares of Zoolink's common stock by certain persons who are, or will become, stockholders of Zoolink. Please refer to "Selling Stockholders" beginning on page 11. Of that total, a single stockholder will sell up to 5,000,000 shares of common stock in this offering that it will receive pursuant to an Equity Line of Credit.

Zoolink is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the over-the-counter bulletin board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

The selling stockholders consist of:

o	Cornell Capital Partners, L.P., which intends to sell up to 5,000,000 shares to be purchased under an Equity Line of Credit Agreement, dated July 28, 2003.

o	Katalyst Securities, L.L.C. which intends to sell up to 28,409 shares of common stock to be purchased under a Placement Agent Agreement, dated July 28, 2003.

o	Butler Gonzales, L.L.P. which intends to sell up to 5,682 shares of common stock to be purchased under an Escrow Agreement, dated July 28, 2003.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Zoolink 100% of the market price of our common stock (pursuant to the Equity Line of Credit Agreement). Zoolink has agreed to pay Cornell Capital Partners, L.P. an underwriting discount equal to 5% of each Advance under the Equity Line of Credit Agreement.

Our common stock is quoted on the over-the-counter bulletin board maintained by the NASD under the symbol "ZLNK". On March 17, 2004 the last reported sale price of our common stock was US$0.06 per share.

Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 7.

	Price to public (1)	Proceeds to selling shareholders

Per share	US$0.06	US$0.06
Total	US$0.06	US$301,705

(1)     For purposes of this table, we have assumed a market price of US$0.06 per share of Common Stock, the average of the closing bid and asked prices on March 17, 2004.

With the exception of Cornell Capital Partners, L.P., which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March ___, 2004.

As used in this prospectus, the terms “we,” “us,” “our,” “the Company”, and “Zoolink” mean Zoolink Corporation, a Nevada corporation. The term “selling stockholders” means Cornell Capital Partners, L.P., Katalyst Securities, L.L.C., and Butler Gonzales, L.L.P., which are offering to sell their shares of Zoolink common stock which are being registered through this prospectus. The term “common stock” means our Common Stock, par value US$0.001 per share, and the term “shares” means the shares of common stock being registered by us through this prospectus.

Prospectus Summary

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company

Zoolink Corporation. is a Nevada corporation, originally incorporated pursuant to the laws of Texas under the name Professional Recovery Systems, Inc. on August 24, 1995.

On November 1, 2002, under the name NetJ.com Corp., we exchanged 12,000,000 shares of our common stock, par value US$0.001, (50.67%) for 100% of the issued and outstanding shares of common stock of ZooLink Communications Ltd., a Canadian company that was incorporated on August 25, 1998, pursuant to a Share Exchange Agreement dated October 1, 2002. In addition, we reserved a total of 3,252,919 shares of our common stock for issuance upon conversion of warrants issued by ZooLink Communication Ltd.,. Prior to the Share Exchange Agreement, we had 100,000,000 shares of authorized common stock, of which 17,261,529 shares were issued and outstanding. The acquisition of ZooLink Communication Ltd., was accounted for as a reverse acquisition under which the acquirer was considered to be NetJ.com Corp.

The Share Exchange Agreement called for the resignation of our original officers and directors, who no longer have any continued involvement with us, and the appointment of Ali Shawkat as our CEO, President and director. Upon completion of the Share Exchange Agreement, our new board of directors consisted of Ali Shawkat.

On November 20, 2002, we changed our name to Zoolink Corporation.

On October 7, 2003, West McDonald was appointed as our CEO and President, replacing Ali Shawkat, who continues as a director and Secretary. West McDonald was also appointed to the board of directors.

On February 26, 2004, Zoolink Communication Ltd., filed a Notice of Intention to Make a Proposal to its creditors, pursuant to subsection 50.4(1) of the Bankruptcy and Insolvency Act of Canada. Pursuant to section 69 of the Bankruptcy and Insolvency Act, all proceedings against Zoolink Communication Ltd., are stayed as of February 26, 2004. The Trustee under the Proposal to be filed by Zoolink Communication Ltd., is Abakhan & Associates Inc., Suite 1120 – 625 Howe Street, Vancouver, British Columbia V6C 2T6.

We are a provider of internet access, networking services and high-speed wireless connectivity within a wide area network. Our primary services include providing internet access over telecommunications lines, and over fixed wireless networks. We also offer web-hosting, server co-location, and managed hosting services.

Our business also includes the acquisition and upgrade of next generation data centers. These data centers will each operate as a replicable business unit with upgraded and packaged services being offered to customers, and use our proprietary management software. These data centers will serve as the platform for our Web based services including server co-location, web-hosting, dedicated hosting and related managed services. We plan to seek suitable data centers for acquisition in both the United States and Canada.

Our executive offices and principal operations are located at 510 - 601 West Hastings Street, Vancouver, British Columbia, Canada V6B 5A6 and our telephone number is (604) 638-5465. We maintain a website at www.zoolink.com.

The Offering

This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of Zoolink. The selling stockholders consist of:

o	Cornell Capital Partners, L.P., which intends to sell up to 5,000,000 shares to be purchased under an Equity Line of Credit Agreement, dated July 28, 2003.

o	Katalyst Securities, L.L.C. which intends to sell up to 22,727 shares of common stock to be purchased under a Placement Agent Agreement, dated July 28, 2003.

o	Butler Gonzales, L.L.P. which intends to sell up to 5,682 shares of common stock to be purchased under an Escrow Agreement, dated July 28, 2003.

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of US$5,000,000. Cornell Capital Partners, L.P. will purchase the shares of common stock during the five trading days immediately following notice of its intent to make a draw from the Equity Line of Credit. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. We also issued shares of common stock to Katalyst Securities, L.L.C. and Butler Gonzales, L.L.P. Katalyst will serve as the placement agent to act as our exclusive agent in connection with the Equity Line of Credit. Butler Gonzales is providing us with legal, administrative and escrow services. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

Common Stock Offered:	Up to 5,028,409 shares by selling stockholders

Offering Price:	Market price

Common Stock Outstanding Before the Offering (1):	19,428,701 shares

Common Stock Outstanding After the Offering (2):	24,457,110 shares

Use of Proceeds:
We will not receive any of the proceeds from the saleof stock by any of the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used to finance acquisitions and general working capital purposes. See “Use of Proceeds”.

Risk Factors:
The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” and “Dilution”

Dividend Policy:	We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to fund future growth.

Over-The-Counter Bulletin-Board Symbol:	ZLNK

(1)     Based on shares outstanding as of December 31, 2003.
(2)     Assumes that all shares registered by this prospectus are issued under the Equity Line of Credit.

Currency of Financial Information

As our business operations are located in Canada, we maintain our financial statements in Canadian dollars. Our financial statements are prepared in accordance with generally accepted accounting principles in the United States. ALL REFERENCES TO THE DOLLAR HEREIN ARE IN THE LAWFUL CURRENCY OF CANADA UNLESS OTHERWISE NOTED.

The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars. Such rates are expressed as the number of Canadian dollars per one United States dollar. On March 17, 2004 the exchange rate was US$1.00 per C$1.3419.

The high and low exchange rates for each month during the previous six months were as follows:

	High	Low

February 2004	1.3442	1.3108
January 2004	1.3340	1.2690
December 2003	1.3405	1.2967
November 2003	1.3362	1.2973
October 2003	1.3481	1.3043
September 2003	1.3876	1.3469

The average exchange rates for the following periods are based on the average of the exchange rates on the last day of each month:

	Year Ended June 30,

	1999	2000	2001	2002	2003

Rate at end of Period	1.4735	1.4798	1.5175	1.5190	1.3558
Average Rate during Period	1.5102	1.4735	1.5195	1.5686	1.5100
Low	1.4512	1.4350	1.4639	1.5102	1.3348
High	1.5770	1.5135	1.5790	1.6128	1.5963

Summary Consolidated Financial Information

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus as well as with our Financial Statements and the notes therewith.

Statement of Operations Data	Six Months ended	Year ended
(Expressed in Canadian Dollars)	December 31, 2003	June 30, 2003

Total revenue	$478,628	$764,742
Total operating expenses	1,285,358	2,590,286
(Loss) from Operations	(806,730)	(1,813,544)
Interest Income	-	1,739
Interest (expense)	(7,992)	(32,765)
Net (loss)	$(814,722)	$(1,844,570)
Net loss per share - basic and diluted	(0.04)	(0.08)

Balance Sheet Data
(Expressed in Canadian Dollars)	December 31, 2003	June 30, 2003

Cash and cash equivalents	$25,575	$77,639
Accounts receivable and other	90,472	91,692
Prepaid expenses and deposits	39,503	64,631
Total current assets	$155,550	$233,962
Capital assets, net	456,499	513,113
Intangible Assets	86,831	105,437
Total assets	$698,880	$852,512

Bank loan	$31,790	$59,762
Accounts payable and accrued liabilities	417,616	144,555
Advances and amounts payable	69,422	70,100
Deferred revenue	30,355	16,069
Current portion of obligations under capital lease	24,615	80,240
Total current liabilities	$573,818	$370,726
Obligations under capital lease	25,350	19,835

Total liabilities	$599,168	$390,561

Special Warrants	1,313,994	1,313,994
Common shares	17,315	16,803
Additional paid-in capital	$3,581,620	$3,253,792
Deferred Compensation	$(38,763)	$(162,908)
Accumulated (deficit)	(4,774,454)	(3,959,730)
Total stockholders’ equity	$99,712	$461,951
Total liabilities and stockholders’ equity (deficiency in assets)	$698,880	$852,512

(1)     On February 6, 2003 Zoolink announced that it would change its fiscal reporting period from a fiscal year ended August 31 to a fiscal year ended June 30. Consequently, Zoolink’s reported financial statements reflect the results of Zoolink's operations and its cash flows for the ten month period ended June 30, 2002.

Risk Factors

An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information contained in this prospectus, any accompanying prospectus supplement, and the information incorporated by reference before investing in the common stock offered hereby. The price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. In addition, the risks described below are not the only ones facing us. We have described only the risks we consider material. However, there may be additional risks that we view as not material or of which we are not presently aware.

Risks Related To Our Business

If we are unable to obtain in order to fund expenses associated with acquisition of data centers and marketing of our server co-location, shared hosting and related services, future growth will be jeopardized.

Our new business strategy involves the acquisition and upgrading of existing data centers, in conjunction with a marketing and sales initiative to attract new co-location and web hosting customers. As a result of expenses associated with the operation of our ISP services and the development and implementation of our new business strategy, we have incurred an operating loss since inception and have an accumulated deficit of $4,774,454 as of December 31, 2003. We incurred a net loss of $1,844,570 or $0.08 per share for the fiscal year ended June 30, 2003. Accordingly, we cannot fund the development of our co-location business from existing revenue sources. We recently completed an equity financing of $1,128,315, however in order to carry out our business strategy as contemplated in our business plan we require an additional US$300,000 for the development and marketing of our data centers. If we are not successful at raising this additional amount, and if revenues from operations prove insufficient, we may have to reduce expenses associated with all operations in order to avoid continued losses. The ability to raise financing is subject to market conditions, which currently do not favor investments in Internet services companies. A reduction in expenses would jeopardize our ability to carry out our new business strategy and consequently reduce or eliminate future growth which would adversely affect the value of an investment in our company.

We do not expect significant growth in sales or profitability from our traditional ISP business.

Our revenue from our existing ISP services, including internet connectivity and hosting services was $764,742 for the year ended June 30, 2003, and $816,228 for the ten month period ended June 30, 2002. This represents an annualized decrease of 6%. We believe that the ISP services industry will not provide us with a source for significant growth and profitability based on current market conditions. While we have implemented a cost-reduction program to reduce over-all expenses associated with these operations, we believe the growth potential is limited, and accordingly are focusing on the higher margin services such as web-hosting, server co-location and related enhanced services. If we are not successful at implementing our new business strategy, we may not be able to reach profitability from our existing operations. This would have a negative impact on the value of our company.

Our subsidiary, Zoolink Communication Ltd.,, is insolvent and unable to meet its creditor obligations.

Zoolink Communication Ltd., is our wholly –owned subsidiary, in the business of connectivity (wireless, ADSL and dial-up). On February 26, 2004, it filed a Notice of Intention to Make a Proposal to its creditors, pursuant to subsection 50.4(1) of the Bankruptcy and Insolvency Act of Canada. Pursuant to section 69 of the Bankruptcy and Insolvency Act, all proceedings against Zoolink Communication Ltd., are stayed as of February 26, 2004. The purpose of the Proposal is to protect the Zoolink Communication Ltd., from creditors while it reorganizes with a view to becoming financially viable. There can be no certainty that Zoolink Communication Ltd., will ever become profitable. If it is unable to become financially viable, it may cease operations and we will be required to either abandon our connectivity services or make a substantial investment to provide those services through other means, which may have an adverse effect on our business operation and financial condition.

We cannot be certain that the market will provide sufficient support to generate an economically viable level of sales of our new services.

The success of our business plan is largely contingent upon our ability to implement and market our server co-location business. As our marketing initiatives with respect to our co-location services are in their start-up stage, we do not know whether we will be able to attract a customer base sufficient to operate at a profit. Operations of our data centers are currently not profitable as we have just commenced this new business strategy. We cannot assure that we will be able to attract or acquire a profitable level of customers to our co-location data centers. If we are unsuccessful at marketing and selling our product in sufficient quantities, our results of operation and the value of an investment in our company will likely decrease.

Market Acceptance for our fixed wireless communications services is not established and there is no guarantee that these services will be commercially viable.

Our wireless services are relatively new and we compete with a wide variety of alternative communications solutions. Although we use various technologies to deliver broadband services, our fixed wireless services to provide last-mile connectivity differentiates us from the vast majority of our competitors. Our fixed wireless services may not achieve wide market acceptance relative to the alternative technologies used by competitors to provide last-mile broadband communications services, such as digital or DSL technology, cable Internet, fiber-optic lines and satellite based wireless systems. The failure of our fixed wireless services to gain wide market acceptance relative to these or other technologies may render us unable to meet operational and financial objectives and may have an adverse effect on our business operations and financial condition.

Our data center acquisition strategy requires the availability of existing data-centers at low acquisition costs, which depends on the continued contraction of the Internet services industry.

We believe the Internet services industry is currently experiencing a period of contraction, where excess capacity in the marketplace is resulting in many companies that developed data centers at high cost ceasing operations. This has resulted in a unique market condition whereby data centers can be found and acquired at liquidation pricing. We believe that this condition is part of the contraction phase in the industry, and as excess capacity is removed due to the liquidation or consolidation of data centers, the cost of locating and acquiring an existing data center will increase. We also believe that this industry phase provides an opportunity for consolidation among co-location service providers that are not profitable as separate entities, but could be profitable on a consolidated basis due to reduction in duplicated costs. Our strategy requires that we acquire data centers while acquisition costs are favorable. Our strategy also requires that we acquire co-location customers through consolidation with other co-location providers. Accordingly, we require the current market conditions to exist for the duration of the implementation phase of our new business strategy. There is no guarantee that such conditions will continue to exist, in which case our growth and earnings potential will be adversely affected.

We may be unable to manage growth.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

o	implement changes in certain aspects of our business;
o	enhance our information systems and operations to respond to increased demand;
o	attract and retain qualified personnel; and
o	develop, train and manage an increasing number of management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Our services and prices must present a competitive advantage to attract customers or we may not be successful at attracting sufficient new customers or retaining existing customers.

We face intense competition with regional, national and global companies in each of the markets in which we operates. We may not be able to effectively compete in these markets. In the ISP market, many of our competitors are well-established and have larger and better developed networks and systems, longer-standing relationships with customers and suppliers, greater name recognition and have access to significantly greater financial, technical and marketing resources. Many of these companies have the ability to subsidize competing services with revenues from a variety of other services. Moreover, the growing consolidation of companies and formation of strategic alliances within the communications and media industries could give rise to more powerful competitors. Other companies may have a similar strategy to ours and may be better positioned to acquire data-centers and other co-location companies. Our ability to compete requires that we develop products and services that give us a competitive advantage over our competitors. We must also increase awareness of and differentiate our services among our potential customers. Our ability to remain competitive and attract new customers is not proven, and in particular our new server co-location strategy is unproven. We cannot assure you that we will be able to continue to effectively compete in our markets or increase its sales volume in response to increased competition. Our inability to compete effectively may limit our growth.

Network failure or delays and errors in transmissions expose us to potential liability, which if successfully claimed could have an adverse effect on our financial position.

Our network will use a collection of communications equipment, software, operating protocols and proprietary applications for the high speed transportation of large quantities of data among multiple locations. Given the complexity of our network, it may be possible that data may be lost or distorted. Delays in data delivery may cause significant losses to a customer using our network. Our network may also contain undetected design faults and software bugs that, despite its testing and usage, may be discovered only at a later date. The failure of any equipment or facility on the network could result in the interruption of customer service until we effect necessary repairs or install replacement equipment. These failures, faults or errors could expose us to liability claims which if successful could significantly impact our earnings if any.

Government regulations may increase our costs and affect our ability to provide our products and services.

Industry Canada has exclusive jurisdiction over the use of the electromagnetic spectrum (i.e., wireless services), regulated pursuant to the Radiocommunication Act, R.S.C. 1989, c. R-2, as amended and the regulations thereunder. Municipalities and other local jurisdictions may regulate limited aspects of our business by, for example, imposing zoning and building permit requirements. We are also subject to taxation at the federal and provincial levels and may be subject to varying taxes and fees from local jurisdictions. Our wireless networks operate in a radio spectrum not requiring licensing from Industry Canada under current regulations. However, changes in the federal law, or the interpretation of the existing law, may cause increased regulation of our business or restrictions on the unlicensed radio spectrum currently used in our wireless networks. Future changes in the federal law, or the interpretation of the existing law, relating to the Internet and the use of private information especially with respect to the sale and transmission of private information could materially adverse us and our operations.

The loss or unavailability of West McDonald, our President, for an extended period of time could adversely affect our business operations and prospects.

Our success depends, to a significant degree, upon the effort and skill of West McDonald, our CEO and President. We do not maintain key man insurance on Mr. McDonald. Due to his knowledge of our operations and products, the loss, incapacity, or unavailability of Mr. McDonald could have a material adverse effect on the business, financial condition or results of our operations, which would likely result in a decrease in the value of an investment in our common stock.

We do not anticipate paying cash dividends.

We have not paid any cash dividends on our capital stock and we anticipate that our future earnings, if any, will be retained for use in the business, or for other corporate purposes. It is not anticipated that any cash dividends on the common stock will be paid in the foreseeable future. See "Dividend Policy" and "Description of Securities.”

Risks Related to this Offering

If the former shareholders of ZooLink Communications Ltd., including our directors, act together, they may have the ability to control our management and affairs and to deter changes in control.

The former shareholders of ZooLink Communications Ltd., with the exception of warrant-holders that converted prior to the acquisition of their shares by us, collectively hold 58.5% of the issued and outstanding common stock, assuming the conversion of our outstanding warrants, which are immediately convertible without additional payment by the holders of the warrants. Our directors and President collectively hold or have voting control over approximately 16.71% of our current issued and outstanding common stock assuming conversion of the outstanding warrants. As a result, such person may have the ability to control most matters submitted to our stockholders for approval, including the election and removal of directors, and to control our management and affairs. Accordingly, such concentration of ownership, may have the effect of delaying, deferring or preventing a change in control of Zoolink Corp., impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of Zoolink Corp., which limits the ability of our stockholders to participate in opportunities that may increase the value of their stock.

The selling stockholders intend to sell their shares of common stock in the market, which sales may cause our stock price to decline.

The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 5,028,409 shares of common stock, the number of shares being registered in this offering may be sold. Such sales may cause our stock price to decline.

Existing stockholders will experience significant dilution from our issuance of shares under the Equity Line of Credit.

The issuance of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders will experience greater dilution.

The sale of material amounts of common stock under the accompanying registration statement could encourage short sales by third parties.

The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Equity Line of Credit could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. Cornell Capital Partners, L.P. can cover any short positions only with shares received from us under the Equity Line of Credit.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

Forward-Looking Statements

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Selling Stockholders

The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, Cornell Capital Partners, L.P. has agreed to purchase up to US$5,000,000 of common stock from us. None of the selling stockholders have held a position or office, or had any other material relationship, with Zoolink, except as follows:

o
cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners L.P. are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners, L.P. has advised us that neither it nor its agents have a short position or have had a short position at any time since the Equity Line of Credit was executed on July 28, 2003.

o
Katalyst Securities, L.L.C. is a registered broker/dealer retained by us. It has provided advice to us in connection with the Equity Line of Credit. For its services, Katalyst Securities, L.L.C. received a fee of 22,727 shares of Zoolink's common stock, which is equal to US$10,000 at a closing bid of US$0.44 on July 28, 2003. John Fitzgerald, President of Katalyst Securities, L.L.C., makes the investment decisions on behalf of Katalyst Securities, L.L.C..

o
Butler Gonzales, L.L.P. is a law firm licensed to practice law in the State of New York, that is providing us with legal, administrative and escrow services. For their services, Butler Gonzales, L.L.P. received a fee of US$10,000 paid in the form of US$7,500 cash, and 5,682 shares of Zoolink’s common stock, which is equal to $2,500 at a closing bid of US$0.44 on July 28, 2003. David Gonzales, Partner, makes the investment decisions on behalf of Butler Gonzales, L.L.P.

		Percentage of		Percentage of
	Shares	outstanding	Shares to be	outstanding
	beneficially	shares	acquired	shares to be
	owned	beneficially	under the	acquired under	Shares to be
	before	owned before	line of credit	the line of	sold in the
Selling stockholder	offering	offering		credit	offering

Cornell Capital Partners, L.P.	0	0	5,000,000	20.4%	5,000,000
Katalyst Securities, L.L.C.	22,727	*	0	0	22,727
Butler Gonzales, L.L.P.	5,682	*	0	0	5,682

* Less than 1%

Use of Proceeds

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit, which we intend to use to fund acquisitions and for general working capital purposes. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 100% of the average daily volume weighted average price of Zoolink’s common stock as reported by Bloomberg, L.P. for the five consecutive trading days immediately following the advance date (as defined in the Equity Line of Credit Agreement).

If we are able to draw down the full amount of the Equity Line of Credit, we will receive net proceeds, less offering expenses, of US$4,965,000.

Determination of Offering Price

The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale (as defined in the Equity Line of Credit Agreement).

Equity Line of Credit

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell shares of common stock for a total purchase price of US$5,000,000. If we request an advance under the Equity Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of our Company for 100% of the average daily volume weighted average price of Zoolink’s common stock as reported by Bloomberg, L.P. for the five consecutive trading days immediately following the advance date (as defined in the Equity Line of Credit Agreement). Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the market price. This prospectus relates to the shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person.

The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission.

Advances. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an "advance". Cornell Capital Partners, L.P. will retain 5% of each Equity Credit Line advance as an underwriting discount.

Mechanics. We may, at our discretion, request advances from Cornell Capital Partners, L.P. by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held six trading days after such written notice, at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

Commitment Period. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling US$5,000,000; or (ii) two years after the effective date of the registration statement.

Maximum Advance Amount. We may not request advances in excess of a total of US$5,000,000. The maximum amount of each advance is US$75,000. The maximum amount advanced in any 30 day period is US$225,000. In addition, in no event will the number of shares issuable to the Investor cause the investor to own in excess of 9.9% of the then outstanding shares of common stock of the Company.

Number Of Shares To Be Issued. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions.

Assuming we drew down the entire US$5,000,000 available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to US$0.10 per share, then we would issue 50,000,000 shares of common stock to Cornell Capital Partners, L.P. These shares would represent 72% of our outstanding capital stock upon issuance. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares of our common stock to be issued to Cornell Capital Partners, LP, under the Equity Line of Credit, at various prices.

Purchase price:	US$0.20	US$0.10	US$0.05

Number of shares required
to draw full draw down
equity line of credit (1):	25,000,000	50,000,000	100,000,000

Total outstanding (2):	44,428,701	69,428,701	119,428,701

Percent outstanding (3):	56.3%	72.0%	83.7%

(1)	Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. at the purchase prices set forth in the table.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P.

(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Equity Line of Credit may result in a change of control. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Zoolink by electing its or their own directors.

In addition, in connection with the Equity Line of Credit, we issued 22,727 shares of our common stock to Katalyst Securities, L.L.C. as a placement agent fee, and 5,682 shares of our common stock to Butler Gonzales, L.L.P. as a fee for legal, administrative and escrow services.

Registration Rights. We granted to Cornell Capital Partners, L.P. certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

Net Proceeds. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximatelyUS$35,000, consisting primarily of professional fees incurred in connection with registering shares in this offering. In addition, we are obligated to pay an underwriting discount to Cornell Capital Partners, L.P. equal to 5% of each advance.

Use of Proceeds. We intend to use the net proceeds received under the Equity Line of Credit to fund acquisitions and for general working capital. Please see "Use of Proceeds."

Dilution

The net tangible book value of Zoolink as of December 31, 2003 was $12,881, or $0.001 per share of common stock based on 19,428,701 shares of common stock outstanding. Net tangible book value is determined by dividing the tangible book value of Zoolink (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Zoolink, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit.

The following example shows the dilution to new investors at an offering price of US$0.10 per share, using an exchange rate of C$1.2967/US$1.00. If we assume that Zoolink were to issue 5,000,000 shares of common stock under the Equity Line of Credit at an assumed offering price of US$0.10 per share, less commitment fees and other offering expenses totaling approximately US$150,000, we would receive approximately US$350,000 and our net tangible book value as of December 31, 2003 would have been $466,726, or $0.01 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.009 per share and an immediate dilution to new shareholders of $0.09 per share.

Assumed public offering price per share (C$1.3419/US$1.00)	$0.10
Net tangible book value per share before this offering	$0.001
Net tangible book value after this offering	$466,726
Net tangible book value per share after this offering	$0.01
Dilution of net tangible book value per share to new investors	$0.09
Increase in net tangible book value per share to existing shareholders	$0.009

Plan of Distribution

The selling stockholders have advised us that the sale or distribution of Zoolink's common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the prices of Zoolink 's shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the prices of Zoolink 's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, L.P. will pay Zoolink 100% of the average daily volume weighted average price of Zoolink’s common stock as reported by Bloomberg, L.P. for the five consecutive trading days immediately following the Advance Date (as defined in the Equity Line of Credit Agreement). On each Advance Date, we will pay to Cornell Capital Partners, L.P., 5% of each advance as an underwriting discount. In addition, we will be paying a commitment fee of US$115,000 to Cornell Capital Partners, L.P. from the proceeds of the Equity Line of Credit.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately US$35,000, a commitment fee of US$115,000 payable in cash from the proceeds of the Equity Line of Credit, a placement fee of 22,727 shares of our common stock, a fee for legal, administrative and escrow services of 5,682 shares of our common stock, and a 5% underwriters discount of the gross proceeds received under the Equity Line of Credit. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Zoolink while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners, L.P. can cover any short positions only with shares received from Zoolink under the Equity Line of Credit. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Description of Business

Overview

We have been a provider of internet access and networking services since 1998, and more recently with an emphasis on high speed wireless connectivity within a wide area network. Our primary services include providing internet access over telecommunications lines, and over fixed wireless networks. We also offer web-hosting, server co-location, and managed hosting services.

In 2002 we implemented a new and unique business strategy focusing on the acquisition and upgrade of data centers. These next generation data centers will each operate as a replicable business unit with upgraded and packaged services being offered to customers. We use the term Intelligent Data Centers to describe these business units which will use our proprietary management software. These Intelligent Data Centers will serve as the platform for our Web based services including server co-location, web-hosting, dedicated hosting and related managed services.

Our Intelligent Data Center strategy involves locating distressed data centers that can be acquired on favorable terms. The low acquisition costs provides us with a competitive advantage over other server co-location providers that incurred large expenses in developing a data center and related infrastructure. The primary focus for sales of services using our Intelligent Data Center platforms will be of server co-location services. Server co-location is a growing segment of the internet services industry which we believe can achieve margins that are greater than other internet services offered by us. We believe that based on current market conditions, this strategy will permit us to operate our data centers at break-even levels at approximately 10% of capacity for any particular data center unit.

We plan to seek suitable data centers for acquisition in both the United States and Canada.

Corporate History

We were incorporated in the State of Texas on August 24, 1995 under the name Professional Recovery Systems, Inc. On January 23, 1998, we reorganized and changed domicile to the State of Nevada. On July 15, 1999, we changed our name to NetBanx.com Corp. On November 2, 1999, we changed our name to NetJ.com Corp.

On October 1, 2002, we entered into a share exchange agreement with ZooLink Communications Ltd. and its principal shareholder to acquire 100% of the issued and outstanding share capital of ZooLink Communication Ltd., (including the conversion of 4,540,134 warrants with a carrying value of $2,119,155) in exchange for the issue of 12,000,000 of our common shares.

Prior to the closing of the acquisition of ZooLink Communication Ltd., we issued 14,000,000 common shares for the settlement of debt totaling US$70,000, rolled back our issued common shares (one new share for each 100 old shares outstanding), issued 19,508,920 new shares for debt of US$687,123 issued 10,000,000 new shares for subscriptions received of $110,000, settled debts aggregating US$421,012 for $110,000, forgave amounts due to related parties aggregating US$116,048, and canceled 21,265,359 new shares.

The share exchange agreement with Zoolink Communications Ltd., called for the resignation of our original officers and directors, who no longer have any continued involvement with us, and the appointment of Ali Shawkat as our CEO, President and director. Upon completion of the share exchange, our new board of directors consisted of Ali Shawkat.

On November 14, 2002, we changed our name to Zoolink Corporation.

The acquisition of ZooLink Communication Ltd., closed on November 21, 2002. At that time, we had 17,261,529 shares issued and outstanding of which 50.67% were issued to the former shareholders of ZooLink Communication Ltd.,. In addition, we reserved a total of 3,252,919 shares of common stock for issuance upon conversion of warrants of ZooLink Communication Ltd.,. The acquisition of ZooLink Communication Ltd., has been accounted for as a reverse acquisition under which the acquirer is considered to be ZooLink Communication Ltd.

On October 7, 2003, West McDonald was appointed as our CEO and President, replacing Ali Shawkat, who continues as a director. West McDonald was also appointed to the board of directors.

Our current business is operated primarily through our wholly owned subsidiaries: ZooLink Communications Ltd. and i3DataCenters Ltd. ZooLink Communication Ltd., began operations in 1998 as an Internet Service Provider, commonly referred to as an ISP. It was incorporated on August 31, 1998 under the name Zoo Link Communications Ltd. pursuant to the laws of the Province of British Columbia. On October 27, 1998, it changed its name to ZooLink Communications Ltd. In November 2000, it underwent a reorganization of its share capital and was continued under the federal laws of Canada. We conduct all our wired and wireless broad band Internet connectivity services through ZooLink Communication Ltd.,.

On February 26, 2004, Zoolink Communication Ltd., filed a Notice of Intention to Make a Proposal to its creditors, pursuant to subsection 50.4(1) of the Bankruptcy and Insolvency Act of Canada. Pursuant to section 69 of the Bankruptcy and Insolvency Act, all proceedings against Zoolink Communication Ltd., are stayed as of February 26, 2004. The Trustee under the Proposal to be filed by Zoolink Communication Ltd., is Abakhan & Associates Inc., Suite 1120 – 625 Howe Street, Vancouver, British Columbia V6C 2T6.

We incorporated i3DataCenters Ltd. on February 21, 2003, pursuant to the federal laws of Canada, as a wholly owned subsidiary, to conduct our managed web-hosting and data center services.

Our head office and principal place of business is located at 510 - 601 West Hastings Street, Vancouver, British Columbia, Canada, V6E 5A6. Our registered office is located at 1200 - 750 West Pender Street, Vancouver, British Columbia, Canada, V6C 2T8. On August 1, 2001, we opened a second office located at 220 - 101 6th Ave. SW, Calgary, Alberta, Canada, T2P 3P4.

Industry Overview

We compete in the Internet services market. Since the commercialization of the Internet in the early 1990s, businesses have rapidly established corporate Internet sites and connectivity as a means to expand customer reach and improve communications efficiency. Internet access service is still a fast growing segment of the global telecommunications services market. Internet access services represent the means by which Internet service providers interconnect users to the Internet or to corporate intranets and extranets. Access services include dial-up access for mobile workers and small businesses and high-speed dedicated access used primarily by mid-sized and larger organizations. In addition to Internet access services, Internet services providers are increasingly providing a range of value-added services, including shared and dedicated web hosting and server co-location, security services, and advanced applications such as IP-based voice, fax and video services.

A description of the industry for each segment we compete in follows.

Value-added Internet Services

Value-added services are required in order to establish a high quality, reliable Web site or to run a Web-based application on the Internet. Businesses with Web-centric operations must, among other things, procure and integrate sophisticated hardware and software, hire and retain an operations support staff or consultants, develop application specific technical skills, and have access to a secure, fault-tolerant physical location and redundant Internet connectivity. While it is possible for a business to assemble all of these elements in-house, many companies elect to outsource all or a portion of their Internet operations to companies offering hosting services. Hosting companies, in general, provide various infrastructure-related services, including secure, monitored data centers, uninterrupted power supply and high-speed network connectivity. These services can often be offered at a significant cost savings compared to maintaining them in-house. We categorize the market for outsourced Web hosting services into the following:

o
Shared Hosting: Customers share server hardware, software and bandwidth with other customers. Shared hosting provides a price competitive entry point for individuals and businesses desiring a simple Web site.

o
Dedicated Hosting: Customers are provided with a server including hardware, software and bandwidth, but the server is not shared with other users. This provides greater bandwidth and data storage ability to the customer.

o
Co-location Hosting: Customers own their hardware, software and network equipment, which is housed off-site at the hosting company's facilities. The customers retain responsibility for the installation, management, upgrading and security of their hardware and Web sites. While co-location requires the customer to assume the majority of the responsibilities for the operation of its Web site, co-location has been and remains an attractive option for Web-centric companies with advanced in-house Internet expertise.

o
Managed Hosting: Customers are provided a complete hosting solution. Unlike co-location, the service provider supplies the hardware, software, Network equipment and support necessary to run the Web site or application. Managed hosting today includes dedicated services as well as value-added services, such as firewall management, stress testing and consulting services. As Web-enabled IT solutions have become more complex, even large and technically astute businesses have found Internet technologies and applications a challenge to manage. For such companies, including many Fortune 2000 companies, managed hosting has become a preferred alternative.

A variety of companies, including other ISPs and large systems integrators, offer products and services that attempt to address Internet outsourcing needs. However, we believe the services offered by these companies fail to address certain elements required to ensure that customers' Internet operations are reliable, scaleable and responsive. ISPs have traditionally focused on providing Internet access and many have not developed the technical expertise and physical resources to support mission-critical Web sites and applications. In addition, many large systems integrators focus primarily on large enterprises and traditional information technologies. As a result, we believe a significant opportunity exists for companies to provide a combination of complex hosting, outsourced applications management and professional consulting services that enable businesses to implement reliable, high-performance and cost effective Internet solutions.

Internet Connectivity Services

We also compete in the traditional telephone access and high-speed internet connectivity industry segment. We are seeking to establish ourselves as a leader in fixed wireless Internet connectivity. Fixed wireless refers to establishing fixed points within an area that communicate through wireless communications. Each point can in turn be connected to a local area network. For example, within a city, wireless antennae can be mounted atop office and residential hi-rises. Those antennae will receive and transmit data for end users within the network connected to the antennae. Wireless connectivity competes with other high-speed Internet connections, such as co-axial cable, dedicated telephone lines, satellite wireless and fiber optic cable. The advantage of fixed wireless is the relatively low cost of installation, as no hard wires or cable is required to be installed between buildings.

We believe that the growing demand for access to information is shaping the future of wireless communications. To achieve the vision of truly mobile information, the next-generation of wireless services will provide higher voice quality, expanded coverage, seamless global roaming, high speed data, and a full range of broadband multimedia services, including full motion video, video conferencing, and Internet access. Additional services will include on-demand medical imaging, real-time road maps, and anytime, anywhere video conferencing. The design and deployment of such next generation systems will require new multimedia-capable networking, and specifications that ensure that the new wireless infrastructure is both specific enough to deliver planned services and flexible enough to provide services that have not been conceived.

The rapidly growing demand for high-speed communications capabilities is a global phenomenon. Very few of the commercial office buildings in major cities outside of the United States and Canada abroad are directly connected to fiber or other broadband alternatives. At the same time, many countries are beginning to open up their communications markets to competition and to make available spectrum rights which are suited to broadband communications services. Therefore, we believe there is a significant first-to-market opportunity for us to obtain spectrum rights and sell our broadband communications services in selected markets abroad. We expect to use our experience in building and operating fixed wireless broadband networks to successfully compete in these overseas markets. For these reasons, we plan to acquire spectrum, build fixed wireless local networks and sell communications services and our other products and services in overseas markets.

The Effect of the Dot-Com Era

In the 1990's, many new Internet businesses were founded and funding was readily available to permit these business to grow prior to achieving significant revenues or earnings. Many of these companies were ahead of their time in the services offered, or simply had a business model that could not be sustained without incurring expenses that exceeded revenues due to lack of demand or too much supply of similar services from competitors. This phenomena is commonly referred to as the Internet or technology bubble, and in the public markets was characterized by companies with unsustainable price-to-earnings ratios. The bubble burst, resulting in the loss of funding for many of these companies, who subsequently were forced to cease their existing Internet business. This burst represents a contraction phase in the Internet services industry, where companies without funding or significant revenues are disappearing, or being acquired by their competitors at low valuations.

The contraction of the Internet services industry has presented opportunities for consolidation amongst service providers. Of particular interest to us is the contraction in co-location and hosting services. One aspect of this opportunity is a result of the significant number of data centers that were developed during the dot-com era at high cost. The high costs of these data centers meant that companies had to maintain operations of the data center at near full capacity in order to break even. As too many data centers were built, excess capacity in the market has meant many companies failing or disposing of their Internet businesses. This has resulted, and continues to result, in the liquidation or sale of their data centers. Accordingly over-all capacity in the market is decreasing as data-centers are liquidated or consolidated into other operations.

We believe that fundamentally the Internet services industry is a growing industry. Hosting and managed services continue to become a recognized alternative to in-house solutions for many businesses in North America, and worldwide. These factors when combined suggest a unique opportunity now exists in the market to acquire and establish operations at data centers, at minimal cost. Based on current market pricing and availability, these salvaged data centers can operate at break-even at approximately 10% of capacity. We believe this opportunity will last through the contraction phase of the Internet services industry.

A second opportunity that arises as a result of the contraction in the Internet services industry is the ability to consolidate operations among businesses in order to reduce excess capacity of data-centers, and increase earnings from operations of those data-centers.

Our Services

Co-Location

We are implementing a business strategy that focuses on server co-location services. Co-location will be offered from our upgraded Intelligent Data Center platforms.

Our Intelligent Data Centers enable our customers to house their business-critical Internet servers in a state of the art data center, providing them a high level of security, bandwidth management and reliable redundant connectivity. Our co-location service is also targeted to Web-centric businesses, such as Internet Service Providers, Applications Service Providers, Content Providers and Carriers.

Our Intelligent Data Centers are designed to be robust and technologically current as necessary to ensure a company's mission critical applications are running uninterrupted 24 hours a day, 7 days a week. Security is one of our top priorities to protect against cyber-terrorism. Our facilities are fully monitored around the clock and include biometric palm readers, motion sensors, security cameras, mantraps and other features including network security to prevent unauthorized intrusions. Our facilities also feature climate control and fire suppression systems.

The following are some of the benefits associated with our co-location services:

o	Access to carrier grade space available in major metropolitan cities across Canada allowing customers to locate as close to their end users as possible;

o	Wide range of connectivity options available at up to 60% discount;

o	24 hour per day unescorted access to customer's equipment;

o	24 hour per day manned security on premise;

o	4 hour per day video surveillance and monitoring;

o	24 hour technical support and systems administration support;

o	Redundant power backup systems;

o	Redundant environmental control systems;

o	Redundant connectivity, peering and network architecture; and

o	Fire suppression systems.

We have also developed a family of proprietary software technologies to enhance our co-location services. In early 2002 we launched ControlSysTM, a web based control system that allows customers to administer certain aspects of their Internet infrastructure online through a standard Web browser.

We are also developing a proprietary software technology called RADSysTM. RADSysTM provides continuous diagnostic feedback to our customers, including reporting, analyzing, and diagnosing their Internet infrastructure. RADSysTM has been under development since January 2002 and will be available in Beta version commencing November 2002 with plans to launch a finalized version of the software in the first quarter of 2003. Our newly acquired data center in Calgary, Alberta will be the first facility to employ RADSysTM.

Co-Location Space

Customers may select options to accommodate their space needs, including single or multiple server co-locations on shared racks, or may request a secured cage for their servers exclusively.

We provide great flexibility in connectivity for our co-location clients. Bandwidth is available on a flat rate or usage basis. We also provide Ultra-line, a service for those customers wanting to build redundancy into their networks. All bandwidth services are monitored and reports are made available online daily.

Managed Services

We have developed a new and unique innovative package of managed services. Our managed services provide customers with a broad and flexible set of packaged services, including industry leading systems and hardware solutions to network services and security. We have selected a number of manufacturers to offer our customers the best in dependable and reliable dedicated server solutions. Our system solutions enable customers to rent bundled server packages for 12 or 24 months allowing companies to conserve valuable capital.

We realize that managing a network can be a difficult task. We have introduced a number of network services to help customers set-up and manage their network. We have also partnered with major hardware and software vendors to offer clients support services for their network.

We also offer our customers a full suite of information backup and restoration services to prevent data loss.

Security is another major concern for our customers and has become one of the most critical components of their business on the Internet. Our security specialists can assist clients in evaluating and minimizing their security risks through security audits, server hardening, firewalls and consulting services.

Managed Hosting

We have built a technically innovative Web hosting service platform. Our Web hosting services are fully automated and are accessible via the Internet, allowing us to offer hosting services to business customers nationally and internationally. Our extensive array of Web hosting solutions, including fully managed Web hosting services, are designed based on four main cornerstone features: performance, reliability, convenience and security. Our network has been designed for maximum performance from world-class peering arrangements with global carriers to highly available Storage Area Network servers. Zoolink’s servers are separated into specialized pools of services that are load balanced to ensure reliable service during periods of high demand loads.

Our Web hosting servers are housed at our secure Intelligent Data Centers. Customer Web-sites are backed up daily and archives are kept in safe offsite locations. Our network is designed for security with redundant backbone links and banks of redundant servers incorporated into a network designed to avoid a single point of failure.

Wired & Wireless Connectivity

We provide reliable, flexible and fast broadband Internet access services to businesses. To offer these services, we have built a technically innovative self-healing network engineered from the ground up to deliver speed and reliability with redundant connectivity to multiple carriers. We have also created several peering arrangements to ensure the fastest route for customer Internet traffic. We offer both wired and wireless internet connections on our network. These are described below.

Wired Connectivity

To facilitate wired connectivity between our network and our customers, we typically purchase "local loops" from telecommunications companies. These "local loops" are typically copper wire, the remnants of telecommunications companies legacy networks, or expensive fiber-optic cable, the construction of which has slowed substantially in recent years due to the high cost of build out. We lease these third-party connections and offer them to customers seeking traditional and high speed services.

Wireless Connectivity

We also offer fixed wireless Internet connectivity. Wireless Internet service is far more economical and robust than land lines. We offer wireless services for dedicated wireless Internet connectivity with speeds starting from 10 Mbps up to 1 Gbps for those customers that have high bandwidth requirements.

We believe fixed wireless infrastructure provides an optimal solution for delivering broadband capacity across the last mile. In contrast to fiber optic cable, the majority of the cost associated with establishing fixed wireless connections is related to technology and equipment, the cost of which has decreased over time. As such, we are able to connect customer buildings at substantially lower cost than a fiber optic network. This cost advantage enables us to economically deliver broadband capacity, services and applications to a larger addressable market than would otherwise be possible with fiber-optic cable.

Our typical customer is serviced by placing a 12-inch digital microwave antenna on the roof of the customer's building. The customer's data traffic travels from the customer's premises over the building's internal wiring to this rooftop antenna. The traffic is then routed via wireless transmission to another antenna on a nearby hub site building, which has a direct line of site to the antenna on the customer's building. Hub sites serve as aggregation points for the reception and distribution of its customer's data traffic. Hub sites are connected to each other via high-speed wireless links in a concentric arrangement for redundancy.

We offer several wireless connectivity options including shared connectivity delivered over our proprietary AirDSL service. AirDSL is a competitive offering to wired ADSL service. Both ADSL and AirDSL are offered by us at very similar future sets and price structure. AirDSL is essentially a point to point wireless connection that is then distributed to certain customer suites throughout a connected building by wired or wireless means. AirDSL is a fully managed service where we control bandwidth, billing and customer usage through an intelligent distribution switch placed in each building. AirDSL essentially allows us to spread the cost of wireless connectivity amongst several customers enabling us to offer them lower price points.

Most of our wireless services fall under the microwave portion of the electro-magnetic spectrum between 2.4 GHz and 38 GHz. Zoolink’s products generally fall under two main categories, "License-exempt" and "Licensed." Generally, Licensed products require regulatory approval before deployment while License-exempt products can be deployed without any regulatory approval. Roughly 80% of Zoolink’s wireless services utilize license-exempt frequencies.

Market

The market for the services offered through our Intelligent Data Centers is primarily Web-centric businesses, such as Internet Service Providers (ISPs), Applications Service Providers (ASPs), Content Providers and Carriers. Our customers primarily use our services to maintain complex computer equipment in a secure, fault-tolerant environment with connectivity to a high-speed, high-capacity, direct link to the Internet and to support complex Internet applications. We currently offer our services from our Intelligent Data Center facilities in the cities of Vancouver and Calgary, Canada. We plan to acquire and develop additional data centers in Canada and the US.

We have also created a comprehensive set of Managed Internet services to provide our customers with the ability to outsource the technical administration of their Internet infrastructure, which is becoming too complex to manage and protect easily. Through these services we are able to help protect enterprises from downtime and other problems caused by security breaches, catastrophic events, business spikes, or even routine, planned outages. Our IT experts help deploy Internet-based systems and provide the ongoing monitoring and management of the Internet access, hosted Web sites, security devices, and storage facilities upon which these systems are built.

Our wired and wireless Internet connectivity and related consulting services are currently offered in Vancouver and Calgary only.

Marketing

We are currently implementing a number of traditional and innovative sales and marketing initiatives as follows:

Advertising - We have developed a marketing plan that includes print advertising, direct mail, trade shows and Internet links to spotlight our co-location, web site hosting and managed services. We also utilize traditional mediums like the Yellow Pages, newsprint and brochures to specifically target customers. We have sales and customer support representatives that meet directly with these businesses to offer our services and answer any questions a customer may have.

Telemarketing Campaigns - We will utilize telemarketing companies to carry out telemarketing campaigns geared to identify qualified leads, follow-up on sales progress to the qualified leads, and offer assurance that new potential contact lists are current and accurate.

Direct Sales - We utilize direct sales that use various methods for reaching potential customers to generate interest, answer questions, follow up telemarketing leads and close the sales cycle.

Product Licensing & Rebranding - We will also seek to access target markets through product licensing and rebranded offerings to market aggregators, or industry, or occupation-related organizations possessing established affiliations with the target market. Likely candidates for product licensing and rebranded offerings include ISPs, ASPs, telecom companies and others.

Referral Program - We are implementing a comprehensive referral program that compensates customers and others that refer business to us. Our referral program will be primarily targeted at ADSL and Web Hosting services that are more suited to this type of sales medium.

Competition

The markets that we serve are intensely competitive. The main barrier to entry is the significant investment required to create a state-of-the-art data center and supporting infrastructure and personnel. The principal competitive factors in this market include:

o	quality of service delivery and scalability of infrastructure;

o	quality of customer service and support;

o	multiple levels of services offered;

o	network capacity, reliability, security and adaptability to new technologies;

o	Internet system engineering expertise;

o	technical expertise with multiple platforms, protocols and industry standards;

o	relationships with technology partners and vendors;

o	number and geographic presence of sales and technical support personnel;

o	price; o financial resources; and

o	brand name.

Our focus is on our core competency of co-location and managed hosting. We believe our technical team, focus, and experience distinguishes it from its competition and enables it to provide quality, managed hosting solutions.

Our current and potential competitors include Internet Service Providers and telecommunications carriers.

Many Internet service providers with a significant regional, national or global presence targeting business customers focus primarily on providing Internet access services but many have established hosting or co-location offerings.

Many large telecommunications carriers, including AT&T Corp., Cable & Wireless plc, Telus Communications, Bell Canada and Sprint Corporation, offer data networking and Internet access services. They compete with us by bundling various services such as local and long distance voice, data transmission and video services to their business customers. We believe that there is a move toward horizontal integration by telecommunications companies through acquisitions of or joint ventures with Internet service providers to meet the Internet access and data networking requirements of business customers. Accordingly, we expect to experience increased competition from these telecommunications carriers.

There are more limited competitors in the managed hosting market. Carriers and Internet service providers are also entering the managed hosting market, including AT&T, Sprint and Qwest.

Intellectual Property

We have proprietary rights to our ControlSysTM and RadSysTM technologies. We also have registered AirDSL as a trade name. We will rely on a combination of patent laws (if applicable), trade secret laws, non-disclosure and other contractual agreements, and technical measures to protect the confidential information, know-how, and proprietary rights relating to these technologies. We have registered active Internet domain names for www.zoolink.com.

Our standard employment agreements and trade agreements contain provisions that protect the confidentiality of our proprietary property. All our employees and independent sales entities are required to sign these agreements prior to their employment or engagement.

To date we have not received notification that our services or products infringe the proprietary rights of third parties. Third parties could however make such claims of infringement in the future. We cannot be certain that others will not develop substantially equivalent or superseding proprietary technology, or that equivalent services will not be marketed in competition with our services, thereby substantially reducing the value of our proprietary rights. Furthermore, there can be no assurance that any confidentiality agreements between us and our employees or any license agreements will provide meaningful protection for our proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

Employees

We have nine full time employees and two part time employees. All of our employees are presently based in Vancouver, British Columbia and Calgary, Alberta.

Description Of Property

Our executive office and data center is located in Vancouver, British Columbia, where we currently lease 5,736 square feet. We lease this space under an industry standard operating lease with a term expiring February 27, 2006, renewable at our option. Current monthly lease obligations are $14,511.

Our Calgary office and data center is located in Alberta. This space is leased under an industry standard lease with a term expiring July 31, 2007, renewable at our option. Current monthly lease obligations are $7,758.

The Company has an executive office located in Calgary, Alberta where we currently lease 1,500 square feet. This office is leased under an industry standard operating lease with a term expiring March 31, 2004. Current monthly lease obligations are $2,814.

We believe that our current facilities are adequate and are suitable for our current use, and that suitable additional facilities will be available, when needed, upon commercially reasonable terms. Our facilities are adequately insured against perils in a manner consistent with industry practice.

Legal Proceedings

Neither Zoolink Corporation nor any of its officers or directors are a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or contemplated or threatened litigation except as follows:

On February 26, 2004, our wholly-owned subsidiary, Zoolink Communication Ltd.,, filed a Notice of Intention to Make a Proposal to its creditors, pursuant to subsection 50.4(1) of the Bankruptcy and Insolvency Act of Canada. Zoolink Communication Ltd., is presently unable to meet its creditor obligations and is seeking protection from creditors while it reorganizes with a view to becoming financially viable. Pursuant to section 69 of the Bankruptcy and Insolvency Act, all proceedings against Zoolink Communication Ltd., are stayed as of February 26, 2004. The Trustee under the Proposal to be filed by Zoolink Communication Ltd., is Abakhan & Associates Inc., Suite 1120 – 625 Howe Street, Vancouver, British Columbia V6C 2T6.

Management's Discussion and Analysis or Plan of Operation

The following discussion and analysis should be read in conjunction with our audited financial statements and notes thereto for the period ended June 30, 2003, and our unaudited financial statements and notes thereto for the six months ended December 31, 2003, and other financial information appearing elsewhere in this prospectus. All dollar amounts are in Canadian dollars unless otherwise noted.

Overview of Operations

The Company is undergoing a strategic change in the direction of its operations. The appointment of West McDonald as the Company’s new President and CEO is a step in that direction. The strategic change includes providing a range of data center products and managed services to small to medium sized enterprises, which are currently predominantly available to larger enterprises.

During this period of change the Company has found that its products and services are competitive. However, further focusing of the Company’s products and services are required, together with the re-negotiation of strategic contracts to ensure that the Company returns to sustained profitability.

Zoolink Communication Ltd., is our wholly –owned subsidiary, in the business of connectivity (wireless, ADSL and dial-up). On February 26, 2004, it filed a Notice of Intention to Make a Proposal to its creditors, pursuant to subsection 50.4(1) of the Bankruptcy and Insolvency Act of Canada. Pursuant to section 69 of the Bankruptcy and Insolvency Act, all proceedings against Zoolink Communication Ltd., are stayed as of February 26, 2004. The purpose of the Proposal is to protect the Zoolink Communication Ltd., from creditors while it reorganizes with a view to becoming financially viable. There can be no certainty that Zoolink Communication Ltd., will ever become profitable. If it is unable to become financially viable, it may cease operations and we will be required to either abandon our connectivity services or make a substantial investment to provide those services through other means, which may have an adverse effect on our business operation and financial condition.

Results of Operations

For the six months ended December 31, 2003 as compared to December 31, 2002

Revenue

Total revenues for the six-month period ending December 31, 2003 was $478,628, representing an increase of 22% as compared to the total revenue of $393,751 for the six months ended December 31, 2002. The increase in new revenue was primarily due to products being sold to companies in Iraq for wireless infrastructure. The Company continues to examine its product offerings to ensure that it concentrates on profitable operations and disposes or discontinues those items that are not the Company’s core competency.

Expenses

The Company’s expenses for the six months ending December 31, 2003 were $1,285,358, representing a 28% increase as compared to the same period last year. Excluding stock based compensation expense of $415,765, expenses decreased by 13% to $869,593, when compared to $1,003,313 for the six months ending December 31, 2002. The decrease in cash expenses was caused by a general reduction in salaries, travel, advertising, bad debts as the Company strived to realign its costs with its revenues.

General and administration expenses increased by 66% to $874,479 for the six months ending December 31, 2003 as compared $525,936 for the same period last year. The increases in costs were caused by stock compensation costs due the Company’s issuance of stock options and rent. These were partially offset by decreases in staff costs, legal and accounting fees and bad debt costs. Rent costs will be further reduced in the coming quarters as the Company sub-lets its excess premises to the end of its committed lease term.

Sales and marketing expenses for the six months ending December 31, 2003 were $70,490, representing a decrease of 56% as compared to $160,242 for the same period last year. The reduction in expenditure was caused by decreases in advertising/promotion, consulting fees, travel and staff costs. Advertising and promotion expenses decreased due to the Company’s focus on the co-location/managed services products and the engaging of more targeted marketing program. The Company has invested in additional in house resources to increase its direct marketing campaigns.

Research and development expenses for the six months ending December 31, 2003 were $340,389, representing an increase of 7% as compared to $317,135 for the same period last year. The increase in expenditure resulted from increased costs resulting from products shipped to its customers in Iraq. This was partially off-set by reductions in network fees resulted from renegotiations of the Company’s supplier agreements and a reduction in staff costs due to not replacing staff members who left the employment of the Company.

Loss from operations before amortization, interest and stock based compensation was $292,133, representing a reduction of 42% as compared to a loss of $508,394 for the six months ended December 31, 2003.

Net loss after interest, amortization and stock based compensation was $814,722 (4 cents per share, basic and diluted), representing an increase of 31% as compared to a net loss of $620,596 for the same period last year.

For the year ended June 30, 2003 compared to the 10 months ended June 30, 2002

Total revenue for the year ended June 30, 2003 was $764,742, representing a decrease of 6% as compared to the total revenue for the ten-month period ended June 30, 2002. The Company’s management team focusing on the re-capitalization of the Company and the uncertainty involved therein caused the decrease in revenue. Co-location market has become extremely competitive and the Company has had to re-adjust its product offerings to compete effectively. On a consolidated basis, the Company loss per share was $0.08 as compared to a loss per share of $0.07 for the ten-month period ended June 30, 2002.

Overall the Company’s expenses for the year ended June 30, 2003 were $2,590,286, representing a 22% increase when compared to the ten-month period ended June 30, 2002. General and administration expenses increased by 77% to $1,734,163 for the year ended June 30, 2003. The increase was caused by the additional costs related to stock based compensation of $553,341 due to the granting of stock options at exercise price less than market price; foreign exchange loss of $65,792 caused by the strengthening of the Canadian dollar against the US dollar; investor relation expenses of $108,121 and an increase in rent due to the additional facilities in Calgary and Vancouver.

Research and development costs for the year ended June 30, 2003 was $583,128, representing a 31% decrease as compared to $841,980 for the ten months ended June 30, 2002. The decrease was caused by the reduction in co-location fees that were previously paid to a third party supplier and a decrease in salaries and benefits as the company reduced its non-essential staff in the technical department. During the period, the Company acquired its own data center facilities under a long-term lease, thus ensuring economies of scale.

Sales and marketing expenses for the year ended June 30, 2003 was $272,995, representing a decrease of 10% as compared to $304,482 for the ten-month period ended June 30, 2002. The decrease was caused by reductions in advertising due to the Company’s commitment to control costs; decreases in salaries and benefits caused by a high turn over in sales staff, this was partially offset by increases in consulting fees.

Net loss after interest income and expense was $1,844,570 for the year ended June 30, 2003, which was represented an increase of 37% as compared to the ten-month period ended June 30, 2002.

Liquidity

The Company’s working capital decreased from negative $136,764 as at June 30, 2003 to a negative $418,268 as at December 31, 2003. The decrease was caused by the Company’s continuing losses.

To date, we have not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. We expect that in the future, any excess cash will continue to be invested in high credit quality, interest-bearing securities.

We believe cash from operating activities, and our existing cash resources may not be sufficient to meet our working capital requirements for the next 12 months. We will likely require additional funds to support the Company’s business plan. Management intends to raise additional working capital through debt and equity financing. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be unable to take advantage of future opportunities, respond to competitive pressures, and may have to curtail operations.

There are no legal or practical restrictions on the ability to transfer funds between parent and subsidiary companies.

There are no known trends or uncertainties that will have a material impact on revenues.

Directors, Executive Officers, Promoters and Control Persons

Our directors, executive officers and key employees are as follows:

Name	Age	Position	Director/Officer Since

West McDonald	32	Chief Executive Officer, President, Chief Financial Officer & Director	2003

Ali Shawkat	30	Director	2002

Our directors or those nominated to serve on our Board of Directors will hold their positions until the next annual meeting of shareholders or until their successor are duly elected and qualified. Officers serve at the direction of the Board of Directors. Mr. McDonald devotes his full time and efforts to the operations of Zoolink.

Mr. McDonald has been our Chief Executive Officer, President and a director since October 9, 2003. From April 2003 until becoming President, he was our Vice President of Sales and Marketing, responsible for developing and deploying our sales strategy and marketing plan, including building a sales team, budgetary approval, and data center improvements. From September 2002 until joining Zoolink in April 2003, Mr. McDonald was President and CEO of Talking Tag Technologies Inc., a venture enterprise operating in Alberta, Canada. From June 1999 until November 2000, Mr. McDonald was a sales manager with PSINet Canada Ltd. Mr. McDonald was granted a Bachelor of Arts degree by York University in Toronto in 1994.

Mr. Shawkat has been a director of Zoolink since November of 2002. From November 2002 until October 7, 2003, Mr. Shawkat was also our President and Chief Executive Officer. For more than five years prior to that time he was a self-employed consultant in the areas of engineering and new product development. Mr. Shawkat interned as an engineer with Vector Environmental Technologies, a private engineering consulting and construction project management company based in Reno, Nevada. Mr. Shawkat holds a Bachelor of Applied Science, B.A.Sc. (Eng.) from the University of British Columbia, Vancouver, British Columbia, Canada.

Mssrs. McDonald and Shawkat are promoters of Zoolink.

Executive Compensation

The following table sets forth all compensation paid or earned for services rendered to us in all capacities during the years ended June 30, 2002 and June 30, 2003 by our President and Chief Executive Officer. No executive officer that would have otherwise been included in this table on the basis of salary and bonus earned for the 2003 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during the fiscal year.

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position (1)	Fiscal Year	Salary	Bonus	Other Annual Compen- sation	Restricted Stock Awards	Options	LTIP Payouts	All Other Compen- sation

Ali Shawkat, CEO	2003	$64,000	0	0	0	215,000	0	0

(1)     No executive officer received greater than $100,000 in salary during the fiscal years ended March 31, 2003 or 2002. Furthermore, no executive officer received perquisites and other personal benefits, which, in the aggregate, exceeded the lesser of either $50,000 or 10% of the total of annual salary and bonus paid during the respective fiscal years.

The following table sets forth certain information as of June 30, 2003 with respect to options granted to the named executive officer.

Option Grants in Fiscal Year Ended June 30, 2003
Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (US$/sh)	Expiration Date

Ali Shawkat	100,000	11.9%	0.10	February 19, 2008
	115,000	13.7%	0.40	February 19, 2008

The following table sets forth certain information as of June 30, 2003 with respect to options held by the named executive officers. Zoolink has no outstanding stock appreciation rights, either freestanding or in tandem with options. No options were issued during the past fiscal year.

Aggregate Option Exercises in Year Ended June 30, 2003 and Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized (US$)	Number of Unexercised Options at June 30, 2003 Exercisable/Unexercisable		Value of Unexercised In-the- Money Options at June 30, 2003 (US$) Exercisable/Unexercisable

Ali Shawkat	Nil	Nil	157,500	57,500	45,750	5,750

There is no arrangement pursuant to which any director of Zoolink has been or is compensated for services provided as a director of Zoolink.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2003 by (i) each person known by us to be a beneficial owner of more than five percent (5%) of our issued and outstanding common stock; (ii) each of our Directors and executive officers; and (iii) all our directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares		%

West McDonald	1,100,000	(1)	5.57%
CEO, President and Director

Ali Shawkat	2,329,839	(2)	11.79%
Secretary and Director
605-189 Davie Street
Vancouver, BC V6C 2X9

Executive Officers and Directors as a Group (one person)	3,429,839		17.35%

Mudhar Shawkat	3,788,002	(3)	19.17%
111 Hassan Sabri Street
Flat 75 Zamlek
Cairo, Egypt

Total Other 5% Owners (one person)	3,788,002		19.17%

Total Shares Issued and Outstanding	19,763,701	(4)	100.00%

(1) Includes 100,000 shares issuable upon exercise of options that become exercisable within 60 days.
(2) Includes 140,000 shares issuable upon exercise of options that become exercisable within 60 days.
(3) Includes 70,000 shares issuable upon exercise of options that become exercisable within 60 days.
(4) Includes 335,000 shares issuable upon exercise of options that become exercisable within 60 days.

Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is considered to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof, upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which can be exercised within 60 days from the date hereof, have been exercised.

Description of the Securities

We are currently authorized to issue 100,000,000 shares of US$0.001 par value common stock. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders' meeting. Holders of our shares of common stock do not have cumulative voting rights.

Holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available. Upon liquidation, holders of shares of common stock are entitled to participate pro-rata in a distribution of assets available for such distribution to shareholders. There are no conversion, preemptive or other subscription rights or privileges with respect to any shares.

Market for Common Equity and Related Stockholder Matters

Our common stock has been listed on the NASDAQ OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "ZLNK" since November 22, 2002. On March 17, 2004, the closing bid price as reported by the Electronic Bulletin Board was US$0.06. As of December 31, 2003, we believe there were approximately 2,194 holders of record of our common stock.

The following table sets forth the high and low bid prices for the common stock as reported on the Electronic Bulletin Board for each quarter since November 22, 2002 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

Reporting Period	High Bid	Low Bid

2002

Quarter ended December 31, 2002	$1.06	$0.61

2003

Quarter ended March 31, 2003	$1.06	$0.63

Quarter ended June 30, 2003	$0.81	$0.12

Quarter ended September 30, 2003	$0.61	$0.18

Quarter ended December 31, 2003	$0.27	$0.10

Description of 2003 Stock Option Plan

Zoolink's 2003 Stock Option Plan was adopted by the Board of Directors and became effective on February 20, 2003. The Plan is intended to serve as an equity incentive for key employees, officers, directors and consultants of Zoolink, and any of its subsidiaries. The following is a summary of the principal features of the Plan.

Under the Plan, the total number of shares of common stock reserved for issuance at any time is 2,000,000. If any outstanding option expires or is terminated for any reason, the shares of common stock allocable to the unexercised portion of that option may again be subject to an option to the same optionee or to a different person eligible under this Plan.

Options may be granted under the Plan at the discretion of the Plan administrators to eligible individuals in our employ or service (including officers and other employees, Board members and independent advisors or consultants).

The grant of options under the Plan is administered by the Board of Directors or a committee consisting of at least one director of the company. Plan administrators have sole authority to prescribe the form, content and status of options to be granted, select the eligible recipients, determine the timing of option grants, determine the number of shares subject to each grant, the exercise price, vesting schedule, and term for which any option will remain outstanding.

The exercise price for outstanding option grants under the Plan may be paid in cash or, upon approval of the plan administrators or in shares of common stock valued at fair market value on the exercise date.

The following table sets out certain information as of June 30, 2003, with respect to all compensation plans (including individual compensation arrangements) under which shares of our common stock are authorized for issuance.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance

Equity compensation plans approved by security holders	nil	Nil	nil

Equity compensation plans not approved by security holders	332,475	$0.48	1,667,525

Total	332,475	$0.48	1,667,525

We have never declared or paid a cash dividend on our shares of common stock. It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. We do not contemplate or anticipate paying any dividends on the common stock in the foreseeable future.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

As authorized by Section 78.7502 of the Nevada Corporation Law, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

The effect of these provisions is potentially to indemnify Zoolink’s directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Zoolink pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Legal Matters

The validity of the shares of common stock offered by us will be passed upon by the law firm of Mound, Cotton, Wollan & Greengrass, New York, New York.

Experts

The financial statements of Zoolink Corp. incorporated herein have been so incorporated in reliance upon the report of Morgan & Company, independent certified public accountants, given upon their authority as experts in auditing and accounting (which contains an explanatory paragraph regarding Zoolink’s ability to continue as a going concern).

Neither Deloitte & Touche LLP, nor Mound, Cotton, Wollan & Greengrass were employed on a contingent basis in connection with the registration or offering of our common stock.

Available Information

We are not required to deliver an annual report to our security holders and we do not intend to do so. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Zoolink Corp., the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Zoolink Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

     ZOOLINK CORP.
(A development stage company)

     ZOOLINK CORPORATION CONSOLIDATED BALANCE SHEET
December 31, 2003
(Unaudited – Prepared by Management)
Stated in Canadian Dollars

	December 31	June 30
	2003	2003

ASSETS
Current
Cash and cash equivalents	$25,575	$77,639
Accounts receivable and other (Note 4)	90,472	91,692
Prepaid expenses and deposits	39,503	64,631

Total current assets	155,550	233,962

Capital Assets (Note 5)	456,499	513,113
Intangible Assets (Note 6)	86,831	105,437

Total Assets	$698,880	$852,512

LIABILITIES
Current
Bank loan (Note 7)	$31,790	$59,762
Accounts payable and accrued liabilities	417,616	144,555
Advances and amounts payable (Note 8)	69,422	70,100
Deferred revenue	30,355	16,069
Current portion of obligations under capital lease	24,615	80,240

Total current liabilities	573,818	370,726

Obligations Under Capital Lease (Note 9)	25,350	19,835

Total liabilities	$599,168	$390,561

SHAREHOLDERS’ EQUITY

Share Capital (Note 10)
Authorized:
100,000,000 common shares with a par value of
US$0.001

Issued and outstanding:
Common Stock, par value $0.001;issued 19,428,701	17,315	16,803

Additional paid-in capital	3,581,620	3,253,792

Special Warrants	1,313,994	1,313,994
Deferred Compensation	(38,763)	(162,908)
Deficit	(4,774,454)	(3,959,730)

Total shareholders’ equity	99,712	461,951

Total liabilities and shareholders equity	$698,880	$852,512

The accompanying notes are an integral part of these financial statements

ZOOLINK CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
December 31, 2003
(Unaudited – Prepared by Management)
Stated in Canadian Dollars

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	December 31	December 31	December 31	December 31
	2003	2002	2003	2002

Revenue	$167,653	$196,875	$478,628	$393,751

Total revenue	$167,653	$196,875	$478,628	$393,751

Operating Expenses
General and administrative expenses (Note 12)	$524,311	$262,968	$874,479	$525,936
Sales and marketing (Note 13)	28,000	80,121	70,490	160,242
Research and network development (Note 14)	137,647	158,567	340,389	317,135

Total Expenses	689,958	501,656	1,285,358	1,003,313

Loss From Operations Before Other Items	(522,305)	(304,781)	(806,730)	(609,562)

Other Items
Interest income	716	4,581	0	9,162
Interest expense	(3,711)	(10,098)	(7,992)	(20,195)

Net Loss For The Period	$(525,300)	$(310,298)	$(814,722)	$(620,596)

Basic And Diluted Loss Per Share	$(0.02)	$(0.02)	$(0.04)	$(0.03)

Basic And Diluted Weighted Average Number Of	21,354,645	20,552,647	20,892,902	20,552,647
Common Shares

The accompanying notes are an integral part of these financial statements.

ZOOLINK CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
December 31, 2003
(Unaudited – Prepared by Management)
Stated in Canadian Dollars

	Six months	Six months
	ended	ended
	December 31	December 31
	2003	2002

Cash Flows From Operating Activities
Net loss	$(814,722)	$(620,596)

Adjustments to reconcile net loss to net cash used in operating activities
Amortization	98,832	101,169
Loss on disposal of capital assets	-	-
Stock based compensation	415,765	-

Changes in operating assets and liabilities
Accounts receivable	1,220	58,676
Work in progress	-	-
Prepaid expenses and deposits	25,128	(10,127)
Accounts payable and accrued liabilities	273,061	74,076
Deferred revenue	14,286	(16,106)

Net cash used in operating activities	(13,570)	(412,908)

Cash Flows From Financing Activities
Repayment of obligations under capital lease	(50,110)	(37,897)
Issue of common shares	36,720	1,202,500
Decrease in bank loan	(27,972)	(27,972)
Advances and amounts payable	(678)	-

Net cash from financing activities	(42,020)	1,136,631

Cash Flows From Investing Activities
Purchase of capital assets	(23,614)	(74,152)
Acquisition of subsidiary	-	-
Proceeds on disposal of capital assets	-	-

Total Cash Flows from Investing Activities	(23,614)	(74,152)

Decrease In Cash And Cash Equivalents	(52,064)	649,571

Cash And Cash Equivalents, Beginning Of Period	77,639	171,679

Cash And Cash Equivalents, End Of Period	$(25,575)	$(821,250)

The accompanying notes are an integral part of these financial statements.

ZOOLINK CORPORATION

Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

1.	BASIS OF PRESENTATION

The un-audited financial information furnished herein reflects all adjustments, which in the opinion of management are necessary to fairly state the Company's financial position and the results of its operations for the periods presented. This report on Form 10-Q should be read in conjunction with the Company's financial statements and notes thereto included in the Company's Form 10-K for the fiscal year ended June 30, 2003. The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in the Company's Form 10-K for the fiscal year ended June 30, 2003 has been omitted. The results of operations for the six-month period ended December 31, 2003 are not necessarily indicative of results for the entire year ending June 30, 2004.

2.	BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reflect the following significant accounting policies:

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities at the date of the financial statements and for the periods presented. Estimates are used for, but not limited to, accounting for doubtful accounts, valuation of rights earned on provision of services, amortization, income taxes, and contingencies. Actual results may differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash-on-hand, funds on deposit and short-term investments with an original maturity of 90 days or less.

Capital assets

Capital assets are recorded at cost. Amortization is provided annually at rates calculated to write off the assets over their estimated useful lives as follows:

Computer hardware	30% declining balance
Computer software	100% declining balance
Office furniture and equipment	20% declining balance
Leasehold improvements and	Over the shorter of the useful
computer software under lease	life or term of the lease

2.	BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible Assets

Intangible assets are amortized on a straight-line basis over three years, representing the estimated life of the assets. SFAS No. 142 requires that indefinite-lived intangible assets be tested for impairment by comparing the intangible asset’s fair value to its carrying value. Intangible assets are deemed to be impaired if the net book value exceeds the estimated fair value. None of the Company’s intangible assets are considered to be indefinite-lived and, accordingly, are evaluated for impairment in accordance with SFAS No. 144.

Impairment of long-lived assets

On July 31, 2002 the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 provides guidance and addresses significant implementation questions on the accounting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material impact on the Company’s consolidated results of operations, financial position or cash flows.

Revenue recognition

(i)	Revenue from internet access is recognized in the period in which the service is provided when the amount of revenue is determinable and collectability is reasonably assured.

(ii)	Revenue from web design services is recognized on the percentage of completion basis when the amount of revenue is determinable and collectability is reasonably assured.

(iii)
Revenue from wireless network consulting and development services is recognized under the terms of the related contract as the services are performed, when the amount of revenue is determinable and collectability is reasonably assured.

(iv)	Revenues that have been prepaid or invoiced but do not yet qualify for recognition under the Company’s policies are presented as deferred revenues.

Research and development costs

Research and development costs are expensed when incurred.

Advertising

The Company expenses advertising costs as they are incurred, and are included in sales and marketing expenses .

Income taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. This statement provides for a liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable. Deferred tax assets, if any, are recognized only to the extent that, in the opinion of management, it is more likely than not that the income tax assets will be realized.

2.	BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based compensation

As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, the Company has accounted for employee stock options in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees.

In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted SFAS No. 148 on July 1, 2003.

Recent accounting pronouncements

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that the liability for a cost associated with an exit or disposal activity be recognized at its fair value when the liability is incurred. Under previous guidance, a liability for certain exit costs was recognized at the date that management committed to an exit plan, which was generally before the actual liability has been incurred. As SFAS No. 146 is effective only for exit or disposal activities initiated after December 31, 2002, the Company does not expect the adoption of this statement to have a material impact on the Company’s financial statements.

3.	ACCOUNTS RECEIVABLE

	December 31	June 30
	2003	2002

Trade accounts	$108,868	$130,653
Other amounts receivable	-	74,115
Allowance for doubtful accounts	(18,396)	(113,076)
	$90,472	$91,692

4.	CAPITAL ASSETS

		December 31		June 30
		2003		2003
		Accumulated	Net Book	Net Book
	Cost	Depreciation	Value	Value

Computer hardware	$1,075,387	$667,437	$407,950	$454,244
Computer software	67,012	66,891	121	4,539
Office furniture and equipment ....	79,334	35,216	44,118	49,294
Leasehold improvements	7,255	2,945	4,310	5,036
	$1,228,988	$772,489	$456,499	$513,113

Included in computer hardware is hardware under capital lease with an original cost of $561,287 (2003 - $561,287), included in computer software is software under capital lease of $25,782 (2003 - $25,782) and included in office furniture and equipment is equipment under capital lease with an original cost of $4,572 (2003 - $4,572). Accumulated amortization provided on the hardware under capital lease amounted to $374,725 (2003 - $341,802), on computer software under capital lease of $25,782 (2003 - $21,845) and on the equipment amounted to $2,597 (2003 - $2,378).

5.	BANK LOAN

The Company’s bank loan is a demand installment loan with interest at bank prime (4.5% - December 31, 2003) plus 3% per annum, secured by certain assets of the Company, repayable in monthly principal installments of $4,662, due July 1, 2004.

6.	OBLIGATIONS UNDER CAPITAL LEASE

The Company is obligated under certain capital leases to future minimum annual lease payments for years ended June 30 due as follows:

2004	$24,615
2005	19,231
2006	9,564
2007	2,271
55,681
Less amount representing interest at rates varying
between 8.9% and 20.15%	5,716
Present value of future minimum lease obligations	49,965
Less current portion	(24,615)
$25,350

7.	COMMON STOCK

Authorized – 100,000,000 having a par value of $0.001 per share. During the 3-month period the Company issued 512,150 common shares for proceeds of $67,331.

Options

On March 19th, 2003 the Company adopted a stock option plan. Under the Plan the Company may issue up to 2 million shares of common stock to employees, officers, directors and consultants of the Company. The term of the option may not exceed ten years. During the quarter ended December 31st, 2003 the Company granted options to issue 527,200 shares to its employees and directors, and 416,200 to its consultants at exercise prices ranging from $0.02 to $0.40. All options have a term of 5 years from the date of grant and vest immediately. The options granted to employees vest on the following schedule; 25% immediately and 25% every three months from the date of grant thereafter. All stock option grants to consultants vest immediately.

Had the stock based compensation been determined under the method prescribed by SFAS No. 123, the Company’s loss for the period would have been as follows:

	6 months to December 31, 2003	6 months to December 31, 2002
Net Loss for the period	814,722	620,596
Add: Stock based compensation included in	415,765	nil
net loss.
Deduct: Stock based compensation	(436,288)	nil
determined under fair value method

Proforma Loss for the year	835,245	620,596

Loss per Share	$0.04	$0.03
Weighted average number of shares	20,892,902	20,552,647

8.	GENERAL AND ADMINISTRATIVE EXPENSES

	Six month	Six month
	period ended	period ended
	December 31	December 31
	2003	2003

Legal, accounting	$64,747	$105,241
Rent	178,816	95,894
Bad debts	4,751	74,066
Amortization	98,832	101,169
Salaries and benefits	48,741	76,514
Office	62,742	73,052
Stock Based Compensation	415,765	-
Realized foreign exchange	85	-
	$874,479	$525,936

9.	SALES AND MARKETING EXPENSES

	Six month	Six month
	period ended	period ended
	December 31	December 31
	2003	2003

Advertising and promotion	$2,191	$19,810
Consulting fees	22,410	45,699
Salaries and benefits	39,508	71,093
Travel & Entertainment	6,381	23,640
	$70,490	$160,242

10.	RESEARCH AND DEVELOPMENT EXPENSES
	Six month	Six month
	period ended	period ended
	December 31	December 31
	2003	2003

Line lease	$209,311	$130,951
Network development	73,271	92,635
Salaries and benefits	57,807	93,549
	$340,389	$317,135

11.	COMMITMENTS

The Company has entered into certain agreements for the lease of its office premises for a terms expiring up to July 31, 2012. As at December 31 2003, the future minimum payments under the leases for the year ending June 30 are due as follows:

2004	96,210
2005	170,171
2006	137,662
2007	65,720
Thereafter	361,672
$831,435

12.	FINANCIAL INSTRUMENTS

Fair value

The Company has financial instruments which include cash and cash equivalents, accounts receivable, deposits, accounts payable and accrued liabilities and advances payable, a bank loan and obligations under capital lease. The carrying value of these instruments approximates fair value at December 31, 2003 and June 30, 2003.

Credit risk

The Company currently derives revenue primarily from a large number of customers. These customers are geographically dispersed and the Company closely monitors credit granted to each customer.

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
ZooLink Corporation
(Formerly NetJ.Com, Corp.)

We have audited the consolidated balance sheet of ZooLink Corporation (formerly NetJ.Com, Corp.) as at June 30, 2003 and the consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2003 and the results of its operations and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“Morgan & Company”

September 2, 2003	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1

Independent Auditors’ Report

To the Directors and Shareholders of ZooLink Communications Ltd.

We have audited the balance sheet of ZooLink Communications Ltd. as at June 30, 2002 and the statements of operations, shareholders’ equity and cash flows for the ten-month period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of ZooLink Communications Ltd. as at June 30, 2002 and the results of its operations and its cash flows for the ten-month period ended June 30, 2002 in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements for the period ended June 30, 2002 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Deloitte & Touche LLP

Chartered Accountants
Vancouver, British Columbia
September 6, 2002

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

CONSOLIDATED BALANCE SHEET
(Stated in Canadian Dollars)

	JUNE 30
	2003	2002
ASSETS
Current
Cash and cash equivalents	$77,639	$171,679
Accounts receivable and other (Note 4)	91,692	124,524
Prepaid expenses and deposits	64,631	63,165
	233,962	359,368
Capital Assets (Note 5)	513,113	630,169
Intangible Assets (Note 6)	105,437	-

	$852,512	$989,537

LIABILITIES
Current
Bank loan (Note 7)	$59,762	$115,706
Accounts payable and accrued liabilities	144,555	212,590
Advances and amounts payable (Note 8)	70,100	-
Deferred revenue	16,069	47,263
Current portion of obligations under capital lease	80,240	130,350
	370,726	505,909
Obligations Under Capital Lease (Note 9)	19,835	82,240
	390,561	588,149

SHAREHOLDERS’ EQUITY

Share Capital (Note 10)
Authorized:
100,000,000 common shares with a par value of
US$ 0.001

Issued and outstanding:
19,309,951 common shares at June 30, 2003 and
12,208,397 common shares at June 30, 2002	16,803	397,393

Additional paid-in capital	3,253,792	-

Special Warrants	1,313,994	2,119,155
Deferred Compensation	(162,908)	-
Deficit	(3,959,730)	(2,115,160)
	461,951	401,388

	$852,512	$989,537

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

CONSOLIDATED STATEMENT OF OPERATIONS
(Stated in Canadian Dollars)

		TEN
	YEAR	MONTHS
	ENDED	ENDED
	JUNE 30	JUNE 30
	2003	2002

Revenue	$776,742	$816,228

Operating Expenses
General and administrative expenses (Note 12)	1,734,163	981,482
Sales and marketing (Note 13)	272,995	304,482
Research and network development (Note 14)	583,128	841,980
	2,590,286	2,127,944

Loss From Operations Before Other Items	(1,813,544)	(1,311,716)

Other Items
Interest income	1,739	24,315
Interest expense	(32,765)	(61,887)

Loss For The Period	$(1,844,570)	$(1,349,288)

Basic And Diluted Loss Per Share	$(0.08)	$(0.07)

Basic And Diluted Weighted Average Number Of
Common Shares	20,750,174	20,514,448

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

CONSOLIDATED STATEMENT OF CASH FLOWS
(Stated in Canadian Dollars)

		TEN
	YEAR	MONTHS
	ENDED	ENDED
	JUNE 30	JUNE 30
	2003	2002

Cash Flows From Operating Activities
Net loss	$(1,844,570)	$(1,349,288)

Adjustments to reconcile net loss to net cash used in operating activities
Amortization	209,820	196,894
Loss on disposal of capital assets	-	4,524
Stock based compensation	553,341	-

Changes in operating assets and liabilities
Accounts receivable	32,832	217,829
Work in progress	-	12,000
Prepaid expenses and deposits	(1,466)	(13,269)
Accounts payable and accrued liabilities	(138,135)	(4,562)
Deferred revenue	(31,194)	(12,176)
	(1,219,372)	(948,048)

Cash Flows From Financing Activities
Repayment of obligations under capital lease	(149,136)	(142,053)
Issue of common shares	1,302,133	-
Decrease in bank loan	(55,944)	(46,620)
Advances and amounts payable	70,100	-
	1,167,153	(188,673)

Cash Flows From Investing Activities
Purchase of capital assets	(11,921)	(68,402)
Acquisition of subsidiary	(29,900)	-
Proceeds on disposal of capital assets	-	2,400
	(41,821)	(66,002)

Decrease In Cash And Cash Equivalents	(94,040)	(1,202,723)

Cash And Cash Equivalents, Beginning Of Period	171,679	1,374,402

Cash And Cash Equivalents, End Of Period	$77,639	$171,679

Supplemental Disclosure Of Non-Cash Investing And
Financing Activities
Shares issued for acquisition of subsidiary	$49,659	$-
Capital lease obligations incurred	36,621	42,091

Supplemental Disclosure Of Cash Flow Information
Interest paid in cash	$43,127	$61,887

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
JUNE 30, 2003
(Stated in Canadian Dollars)

	NUMBER OF SHARES	PAR VALUE	ADDITIONAL PAID-IN CAPITAL	NUMBER OF SPECIAL WARRANTS	AMOUNT	DEFERRED COMPENSATION	DEFICIT ACCUMULATED	TOTAL

Balance, August 31, 2001	12,208,397	$397,393	$—	4,540,134	$2,119,155	$—	$(765,872)	$1,750,676

Loss for the period	—	—	—	—	—	—	(1,349,288)	(1,349,288)

Balance, June 30, 2002	12,208,397	397,393	—	4,540,134	2,119,155	—	(2,115,160)	401,388

Effect of 1 common share of NetJ.com, Corp. for 1.3957 common shares and special warrants of ZooLink Communications Ltd.	(3,461,316)	(383,573)	383,573	(1,287,216)	—	—	—	—

Total relating to NetJ.Com, Corp. balance, November 21, 2002	8,747,081	13,820	383,573	3,252,919	2,119,155	—	(2,115,160)	401,388
NetJ.Com, Corp. shareholders as at November 21, 2002	8,514,448	—	—	—	—	—	—	—
Issuance of common stock
For acquisition of Web Host Canada Ltd.	250,000	355	49,304	—	—	—	—	49,659
For cash	357,500	484	1,263,485	—	—	—	—	1,263,969
For options exercised	205,000	278	37,886	—	—	—	—	38,164
For special warrants exercised	1,235,928	1,866	803,295	(1,235,928)	(805,161)	—	—	—
Stock based compensation	—	—	716,249	—	—	(162,908)	—	553,341
Loss for the year	—	—	—	—	—	—	(1,844,570)	(1,844,570)

Balance, June 30, 2003	19,309,957	$16,803	$3,253,792	2,016,991	$1,313,994	$(162,908)	$(3,959,730)	$461,951

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

1.

HISTORY AND ORGANIZATION OF THE COMPANY

The accompanying consolidated financial statements include the accounts of Zoolink Corporation (“Zoolink”) (formerly NetJ.Com, Corp. (“NetJ”)), its wholly owned subsidiary Zoolink Communications (“subsidiary”) from November 21, 2002 (date of acquisition), its wholly owned subsidiary i3Datacenters Limited (“i3D”) and its wholly owned subsidiary, Web Host Canada Ltd. (“WHC”) from May 1, 2003 (date on acquisition), collectively the “Company”.

The Company is a provider of internet access, networking services, wireless connectivity within a wide area network, web hosting, server co-location and managed hosting services.

On October 1, 2002, the susidiary entered into a share exchange agreement with NetJ, which is a company incorporated in Nevada. At the time of the share exchange agreement, NetJ was a non-operating company.

In connection with the agreement, NetJ acquired 100% of the issued and outstanding share capital of the subsidiary consisting of 12,208,397 common shares and 4,540,134 special warrants for consideration of the issuance of 12,000,000 common shares of NetJ. The transaction closed on November 21, 2002 and, as a result, the former shareholders of the subsidiary obtained a majority interest in NetJ. On closing, NetJ issued 8,747,081 common shares and reserved for issue a total of 3,252,919 common shares to be issued upon conversion of the 4,540,134 special warrants. Prior to the closing of the acquisition agreement, NetJ issued 14,000,000 common shares for the settlement of debt totalling US$70,000, rolled back its issued common shares (1 new share for each 100 old shares outstanding), issued 19,508,920 new shares for debt of US$687,123, issued 10,000,000 new shares for subscriptions received of US$110,000, settled debts aggregating US$421,012 for US$110,000, amounts due to related parties aggregating US$116,048 were forgiven, and cancelled 21,265,359 new shares.

As NetJ. was a non-operating public company, the share exchange has been accounted for as a recapitalization of the subsidiary and an issuance of shares by the subsidiary to the shareholders of NetJ. On November 21, 2002, NetJ had no assets or liabilities.

In accounting for this transaction, the subsidiary is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its net assets are included in the balance sheet and their historical book values on the results of operations of the subsidiary have been presented for the comparative prior period.

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

2.

GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As at June 30, 2003, the Company has a working capital deficit of $136,764, and an accumulated deficit of $3,959,730, and its operating expenses exceed its revenues. Without realization of additional capital or the attainment of profitable operations, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through equity financing.

3.	SIGNIFICANT ACCOUNTING POLICIES

a)

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of ZooLink Corporation (incorporated in Nevada, USA), ZooLink Communications Ltd. (incorporated in British Columbia, Canada), its wholly-owned subsidiary, i3Datacenters Limited (incorporated in Alberta and British Columbia, Canada), and its wholly-owned subsidiary, Web Host Canada Ltd. (incorporated in Alberta, Canada). All significant intercompany transactions and balances have been eliminated.

	b)	Basis of Presentation These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

c)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities at the date of the financial statements and for the periods presented. Estimates are used for, but not limited to, accounting for doubtful accounts, valuation of rights earned on provision of services, amortization, income taxes, and contingencies. Actual results may differ from those estimates.

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

d)

Change in Year End

During the period ended June 30, 2002, the Company changed its fiscal reporting period from a fiscal year ended August 31 to a fiscal year ended June 30. Consequently, these financial statements reflect the results of the Company’s operations and its cash flows for the year ended June 30, 2003 and the ten month period ended June 30, 2002.

	e)	Cash and Cash Equivalents Cash and cash equivalents consist of cash-on-hand, funds on deposit and short-term investments with an original maturity of 90 days or less.

	f)	Capital Assets Capital assets are recorded at cost. Amortization is provided annually at rates calculated to write off the assets over their estimated useful lives as follows:

Computer hardware	30% declining balance
Computer software	100% declining balance
Office furniture and equipment	20% declining balance
Leasehold improvements and	Over the shorter of the useful life or term of the
computer software under lease	lease

g)

Intangible Assets

Intangible assets are amortized on a straight-line basis over three years, representing the estimated life of the assets. SFAS No. 142 requires that indefinite-lived intangible assets be tested for impairment by comparing the intangible asset’s fair value to its carrying value. Intangible assets are deemed to be impaired if the net book value exceeds the estimated fair value. None of the Company’s intangible assets are considered to be indefinite-lived and, accordingly, are evaluated for impairment in accordance with SFAS No. 144.

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

h)

Impairment of Long-Lived Assets

Effective July 1, 2002, the Company adopted the provisions of SFAS No. 144 – “ Accounting for the Impairment of Long-Lived Assets”. The adoption of SFAS No. 144 did not have a material effect on the consolidated financial statements of the Company. SFAS No. 144 establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill, and for the disposal of a segment of a business. Pursuant to SFAS No. 144, the Company periodically evaluates whether current facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. The Company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.

	i)	Revenue Recognition

		i)	Revenue from internet access is recognized in the period in which the service is provided when the amount of revenue is determinable and collectibility is reasonably assured.

		ii)	Revenue from web design services is recognized on the percentage of completion basis when the amount of revenue is determinable and collectibility is reasonably assured.

iii)
Revenue from wireless network consulting and development services is recognized under the terms of the related contract as the services are performed, when the amount of revenue is determinable and collectibility is reasonably assured.

		iv)	Revenues that have been prepaid or invoiced but do not yet qualify for recognition under the Company’s policies are reflected as deferred revenues.

	j)	Research and Development Costs Research and development costs are expensed when incurred.

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

k)

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109 –“Accounting for Income Taxes”. This statement provides for a liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable. Deferred tax assets, if any, are recognized only to the extent that, in the opinion of management, it is more likely than not that the income tax assets will be realized.

l)

Advertising

The Company expenses advertising costs as they are incurred. Advertising expense is included in sales and marketing expenses and amounted to $26,708 for the year ended June 30, 2003, and $81,754 for the ten month period ended June 30, 2002.

m)

Stock Based Compensation

In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted SFAS No. 148 on January 1, 2003, and its impact did not have a material effect on the Company’s results of operations or financial position.

n)

Comprehensive Income

SFAS No. 130 – “Reporting Comprehensive Income” establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The Company has no comprehensive income items other than the net (loss) earnings in any of the periods presented.

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

o)

Foreign Currency Translation

These financial statements are stated in Canadian dollars as all significant asset and liabilities are held in Canadian dollars, the functional currency of the operating subsidiaries. Where transactions occur in other than the functional currencies, assets and liabilities are translated into Canadian dollars at the rate of exchange in effect at June 30, 2003. Revenue and expenses are translated using the exchange rate at the date of the transaction. Gains and losses on foreign currency translation adjustments are included in the statement of operations except for unrealized gains or losses on assets and liabilities held at the fiscal year end. Foreign exchange adjustment on the translation of these assets and liabilities are reported as a component of comprehensive income.

	p)	Segmented Information The Company operates in one segment - network solutions. All revenues are earned and all long-lived assets are located in Canada.

q)

Loss Per Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 – “Earnings Per Share” (“SFAS 128”). Under SFAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. As described in Note 10(c), the Company has outstanding stock options at June 30, 2003 to purchase up to 332,475 common shares. These shares were not included in computing diluted loss per share because their effects were anti-dilutive. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares, and assuming the conversion of all outstanding special warrants.

r)

Acquisitions

The Company has adopted SFAS No. 141 – “Business Combinations”. SFAS No. 141 requires that the Company use the purchase method of accounting for all business combinations after June 30, 2001.

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

s)

Recent Accounting Pronouncements

In April 2002, the FASB issued SFAS No. 145 – “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. Among other things, SFAS No. 145 rescinds both SFAS No. 4 – “Reporting Gains and Losses from Extinguishment of Debt”, and the amendment to SFAS No. 4, SFAS No. 64 –“Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. Through this rescission, SFAS No. 145 eliminates the requirement (in both SFAS No. 4 and SFAS No. 64) that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Generally, SFAS No. 145 is effective for transactions occurring after May 15, 2002. The Company does not expect SFAS No. 145 to have a material impact on the Company’s results of operations or its financial position.

In June 2002, the FASB issued SFAS No. 146 – “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires that the liability for a cost associated with an exit or disposal activity be recognized at its fair value when the liability is incurred. Under previous guidance, a liability for certain exit costs was recognized at the date that management committed to an exit plan, which was generally before the actual liability has been incurred. As SFAS No. 146 is effective only for exit or disposal activities initiated after December 31, 2002, the Company does not expect the adoption of this statement to have a material impact on the Company’s financial statements.

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 150 - “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers’ classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of non-public entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

s)

Recent Accounting Pronouncements (Continued)

FASB has also issued SFAS No. 147 and 149 but they will not have any effect on the operations of the Company therefore a description of each and their respective impact on the Company’s operations have not been disclosed.

4.	ACCOUNTS RECEIVABLE AND OTHER

	2003	2002

Trade accounts	$130,653	$185,242
Other amounts receivable	74,115	22,113
Allowance for doubtful accounts	(113,076)	(82,831)

	$91,692	$124,524

5.	CAPITAL ASSETS

	2003			2002
		ACCUMULATED	NET BOOK	NET BOOK
	COST	DEPRECIATION	VALUE	VALUE

Computer hardware	$1,051,773	$597,529	$454,244	$569,956
Computer software	67,012	62,473	4,539	15,871
Office furniture and
equipment	79,334	30,040	49,294	35,890
Leasehold improvements	7,255	2,219	5,036	8,452

	$1,205,374	$692,261	$513,113	$630,169

Included in computer hardware is hardware under capital lease with an original cost of $561,287 (2002 - $524,700), included in computer software is software under capital lease of $25,782 (2002 - $25,782) and included in office furniture and equipment is equipment under capital lease with an original cost of $4,572 (2002 - $4,572). Accumulated amortization provided on the hardware under capital lease amounted to $341,802 (2002 - $256,020), on computer software under capital lease of $21,845 (2002 - $12,890) and on the equipment amounted to $2,378 (2002 - $1,829).

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

6.	INTANGIBLE ASSETS Acquired intangible assets resulted from the Company’s acquisition of WHC (Note 11) and consist of a list of customers with an estimated life of three years.

Customer list	$111,639
Less: Accumulated amortization	(6,202)
$105,437

7.

BANK LOAN

The bank loan is a demand instalment loan bearing interest at bank prime plus 3% per annum, secured by all the assets of the Company, repayable in monthly principal instalments of $4,662 plus interest, and is due on July 1, 2004.

8.

ADVANCES AND AMOUNTS PAYABLE

Amounts payable of $70,100 representing remaining amounts payable to the former shareholders of WHC (Note 11) were paid in full subsequent to June 30, 2003 by cash payment of $21,600 and the granting of options to purchase 100,000 common shares of the Company at a price of $0.20 per share up to July 1, 2008.

9.	OBLIGATIONS UNDER CAPITAL LEASE The Company is obligated under certain capital leases to future minimum annual lease payments for years ended June 30 due as follows:

2003	$80,240
2004	20,983
2005	9,564
2006	2,271
113,058
Less: Amount representing interest at rates varying between 8.9% and
20.15%	(12,983)
Present value of future minimum lease obligations	100,075
Less: Current portion	(80,240)

$19,835

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

10.	SHARE CAPITAL

a)

Private Placement

In December 2002, the Company issued 357,500 shares of common stock of the Corporation at a price of $3.16 per share for total proceeds of $1,128,315.

An amount of $135,654 was received in excess of the private placement of which no additional common shares have been issued. The amount has been included in additional paid-in capital.

b)

Special Warrants

During the year ended June 30, 2003, the Company issued 1,235,928 common shares upon exercise of 1,235,928 special warrants. Each special warrant is convertible into one common share for no additional consideration. As at June 30, 2003, 2,016,991 common shares are reserved for issue on the conversion of special warrants.

c)

Stock Options

The Company’s 2003 stock option plan provides for the grant of incentive stock options for up to 2,000,000 common shares to employees, consultants, officers and directors of the Company. Options are granted for a term not to exceed ten years from the date of grant. Stock options granted generally vest over a period of one year.

The Company had the following stock option activity:

		WEIGHTED
		AVERAGE
	NUMBER OF	EXERCISE
	OPTIONS	PRICE

Balance outstanding, August 31, 2001 and June 30, 2002	2,250,000	$1.84

Options granted	537,475	0.38
Options exercised	(205,000)	0.21
Options cancelled	(2,250,000)	1.84

Balance outstanding, June 30, 2003	332,475	$0.48

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

10.	SHARE CAPITAL (Continued)

	c)	Stock Options (Continued) The following table summarizes information about the stock options outstanding at June 30, 2003:

			OPTIONS
OPTIONS OUTSTANDING			EXERCISABLE
	NUMBER	REMAINING	NUMBER
EXERCISE	OF	CONTRACTUAL	OF
PRICE	SHARES	LIFE (YEARS)	SHARES

$0.16	100,000	4.64	100,000
0.62	232,475	4.64	78,738

	332,475	4.64	178,738

Had the stock based compensation been determined under the method prescribed by SFAS No. 123, the Company’s loss for the period would have been as follows:

	2003	2002

Net loss for the year	$(1,502,415)	$(1,349,288)
Add: Stock-based compensation expense	553,341	-
included in net loss — as reported
Deduct: Stock-based compensation expense	(778,947)	-
determined under fair value method

Pro-forma loss for the year	$(1,728,021)	$(1,349,288)

Pro-forma basic and diluted loss per share	$(0.08)	$(0.07)

The fair value of each option granted is estimated on the grant date using the Black-Scholes option-pricing model assuming no dividend yield and the following weighted average assumptions for options granted:

Risk free interest rate	5%	Nil
Expected life (in years)	1	Nil
Expected volatility	140.80%	Nil

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

11.

BUSINESS COMBINATION

On May 1, 2003, the Company acquired WHC for $100,000 ($29,900 paid at June 30, 2003) in cash and the issuance of 250,000 common shares (issued April 30, 2003). WHC provides advanced hosting solutions and co-location services. WHC has a complete portfolio of hosting services targeting small, medium and large enterprise businesses. WHC’s business complements the products and services that the Company provides through its data centers in Calgary and Vancouver.

Advances and amounts payable includes $70,100 due to the former shareholders of WHC. The Company was required to pay an aggregate $90,000 by June 30, 2003 with the balance due July 30, 2003 (Note 8).

The following summarizes the fair values of the WHC assets acquired as of the acquisition date:

Acquisition price
Cash consideration	$100,000
Shares issued	49,659

$149,659

Purchase price allocation
Capital assets	$38,020
Customer list	111,639

$149,659

12.	GENERAL AND ADMINISTRATIVE EXPENSES

	2003	2002

Legal and accounting	$192,357	$284,620
Rent	252,091	95,439
Bad debts	73,250	75,387
Amortization	209,820	196,894
Salaries and benefits	150,677	274,897
Office and sundry	128,714	54,245
Investor relations	108,121	-
Stock based compensation	553,341	-
Realized foreign exchange loss	65,792	-

	$1,734,163	$981,482

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

13.	SALES AND MARKETING EXPENSES
	2003	2002

Advertising and promotion	$26,708	$81,754
Consulting fees	84,608	32,560
Salaries and benefits	134,214	162,066
Travel	27,465	28,102

	$272,995	$304,482

14.	RESEARCH AND NETWORK DEVELOPMENT EXPENSES
	2003	2002

Line lease	$224,740	$261,973
Network development	177,849	211,810
Salaries and benefits	180,539	368,197

	$583,128	$841,980

15.	COMMITMENTS AND CONTINGENCIES
i)
The Company has entered into an agreement for the lease of its office and data center premises for a term expiring July 31, 2012. As at June 30, 2003, the future minimum payments under the facilities lease for the year ending June 30 are due as follows:

2004	$171,924
2005	170,171
2006	137,662
2007	65,720
Thereafter	361,672

$907,149

ii)	The Company is party to a number of claims totaling approximately $6,800 with respect to unsolicited faxes. The Company disputes the claims and has not accrued for the amounts claimed.
iii)
The Company is the defendant in an action for damages in Ontario, Canada for an amount of $1,240,385 in respect of breaches of agreements. Subsequent to June 30, 2003, the claim was settled for $14,400. This amount is included in accounts payable at June 30, 2003.

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

15.	COMMITMENTS AND CONTINGENCIES (Continued)
iv)
On September 30 a claim was filed in Alberta, Canada, in respect of breaches of an agreement for damages totaling $5,000,000. Management of the Company is of the opinion that the claim is without merit. No amount has been accrued in the financial statements as of June 30, 2003.

16.

INCOME TAXES

The reported income tax recovery differs from the amount computed by applying the Canadian basic statutory rates to the net loss. The reasons for this difference and the related tax effects are as follows:

	2003	2002

Canadian basic statutory tax rate	38%	18%

Expected income tax recovery	$(700,937)	$(253,500)
Other	79,732	35,441
Non-deductible items	146,684	-
Foreign losses subject to different tax rates	76,036	-
Effect on change in tax rate	(431,283)	-
Unrecognized benefits of non-capital losses	829,768	218,059

	$-	$-

Deferred income taxes result principally from temporary differences in the recognition of certain revenue and expense items for financial and income tax reporting purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2003	2002

Future income tax assets
Tax loss carryforwards	$1,236,924	$400,950
Capital assets	43,248	-
Valuation allowance	(1,280,172)	(400,950)

Future income tax assets	$-	$-

Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

ZOOLINK CORPORATION
(Formerly NetJ.Com, Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003
(Stated in Canadian Dollars)

16.	INCOME TAXES (Continued) The Company has non-capital losses for income tax purposes of $3,255,063 which may be available to reduce taxable income in future years. These losses expire as follows:
2006	$44,904
2008	763,600
2009	1,347,913
2010	1,098,646

$3,255,063

17.	FINANCIAL INSTRUMENTS
a)

Fair Value

The Company has financial instruments that include cash and cash equivalents, accounts receivable and other, deposits, accounts payable and accrued liabilities, a bank loan and obligations under capital lease. The carrying value of these instruments approximates fair value at June 30, 2003 and 2002.

b)

Credit Risk

The Company currently derives revenue primarily from a large number of customers. These customers are geographically dispersed and the Company closely monitors credit granted to each customer.

c)

Foreign Exchange Risk

The Company undertakes certain sales and purchases in U.S. dollars and as such is subject to risk due to fluctuations in exchange rates. The Company does not use derivative instruments to reduce its exposure to foreign exchange risk.

Cash deposited with U.S. banks is insured up to US$100,000. Cash deposited with Canadian banks are insured up to $60,000.

18.	SUBSEQUENT EVENT In July 2003, an additional 108,750 stock options were exercised for common shares of the Company for a total consideration of $15,019.

5,028,409 Shares

Zoolink Corp.

Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Issuer have not changed since the date hereof.

Until _________ , 2004, (90 days after the date of this prospectus), all dealers that buy, sell or trade in our securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter with respect to its unsold allotment or subscription.

The date of this prospectus is ________________ , 2004

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Business Corporation Act states as follows:

1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Zoolink.

Amount (1)
SEC Registration fee	$38
Blue Sky fees and expenses	1,000
Printing and shipping expenses	100
Legal fees	30,000
Transfer and Miscellaneous expenses	3,862
Total (1)	$35,000

(1) All expenses, except SEC registration fees, are estimated.

Item 26. Recent Sales of Unregistered Securities

On or about September 17, 2002 the Company issued 14,000,000 shares of its common stock to Wendy Paige, a director and senior officer of the Company, in settlement of $70,000 of debt. The issuance was made in reliance on the exemption from registration under section 4(2) of the Securities Act of 1933 as the sale was made to a director and senior officer of the Company. The safe harbor provided under Rule 506 of Regulation D would also be available. The shares were restricted pursuant to Rule 144 promulgated under the Securities Act of 1933.

On September 30, 2002, the Company completed a 100 to 1 reverse stock split of its common stock. The issuance of the post-split shares to the stockholders of the Company in exchange for their pre-split shares was made pursuant to the exemption from registration under section 3(a)(9) of the Securities Act of 1933. After round-up for fractional shares, a total of 274,439 post reverse stock split shares were issued to stockholders in exchange for 26,108,000 pre reverse stock split shares.

On or about October 7, 2002, the Company issued 11,008,920 shares to settle debt in the amount of $502,218 owed to a company controlled by Wendy Paige, a director and senior officer of the Company. The issuance was made in reliance on the exemption from registration under section 4(2) of the Securities Act of 1933 as the sale was made to a director and senior officer of the Company. The safe harbor provided under Rule 506 of Regulation D would also be available. The shares were restricted pursuant to Rule 144 promulgated under the Securities Act of 1933.

On or about October 7, 2002, the Company issued 10,000,000 shares to Indiasa, S.A. for cash consideration of $110,000. The shares were issued pursuant to the exemption from registration under Regulation S promulgated under the Securities Act of 1933. In particular, Section 903(a) and (b)(3) of Regulation S are applicable to the transaction as the offer and sale was not made to any person in the United States and at the time of the offer and sale the purchaser was reasonably believed to be physically outside of the United States. The shares are subject to restrictions on resale pursuant to the provisions of Rule 903(b)(3) of Regulation S and the provisions of Rule 144 promulgated under the Securities Act of 1933, and the certificates representing the shares were issued with a restrictive legend denoting the restrictions.

On November 21, 2002, the Company issued 8,747,081 shares of our common stock to ten persons listed in the table below in exchange for the acquisition of 100% of the issued and outstanding shares of ZooLink Communications Ltd., a company incorporated pursuant to the laws of Canada. The shares were issued pursuant to the exemption from registration under Regulation S promulgated under the Securities Act of 1933. In particular, Section 903(a) and (b)(3) of Regulation S are applicable to the transaction as the offer and sale was not made to any person in the United States and at the time of the offer and sale the purchasers were reasonably believed to be physically outside of the United States. The shares are subject to restrictions on resale pursuant to the provisions of Rule 903(b)(3) of Regulation S and the provisions of Rule 144 promulgated under the Securities Act of 1933, and the certificates representing the shares were issued with a restrictive legend denoting the restrictions.

Mudhar Shawkat	3,718,002

Wala Shawkat	194,071

Shuhub Shawkat	115,762

Hibba Shawkat	115,762

Layla Shawkat	34,047

Mohammed Al Junabi	34,047

Sahira Ali Kamal	358,240

Qwest Emerging Technologies (VCC) Fund	149,315
Ltd.

BIC International Investments Corporation	977,996

Ali Shawkat	3,049,839

In addition, and also in connection with the acquisition of ZooLink Communications Ltd., the Company reserved an additional 3,252,919 shares of common stock for issuance to holders of special warrants issued by ZooLink Communications Ltd. Pursuant to the terms of the warrants and the acquisition agreement, the warrants are convertible into shares of common stock of ZooLink Corp. Shares issued on conversion of the special warrants will be issued in reliance on Regulation S due to the foreign residency of all holders of the special warrants. Should Regulation S not be available at the time of conversion, the Company will seek to rely on an alternative exemption, including without restriction, section 4(2) of the Securities Act of 1933. The special warrants have been fully paid, and accordingly we will not receive any additional consideration on conversion. The following shares of common stock of the Company have subsequently been issued upon conversion of the special warrants On January 17, 2003 the Company issued 5,970 shares of its common stock to Sean P. O’Neill.

    On January 13, 2003 the Company issued 119,413 shares of its common stock to Scott Grant.

    On February 3, 2003 the Company issued 29,853 shares of its common stock to Greg Kornatowsky.

    On February 6, 2003 the Company issued 1,074,721 shares of its common stock to Royal Trust Corporation of Canada.

    On November 24, 2003 the Company issued shares of its common stock to, or for the account of, the following persons:
71,648	Wayne W.F. Chiu
83,589	ECJ Enterprises Ltd.
143,296	International Seafoods 1980 Ltd.
59,707	John C.M. Wong
71,648	Dan Placzek
119,413	Hsiu-Chun Chen
57,319	Ken Suen
143,296	Christina L.Y. Wong
    On December 9, 2003 the Company issued shares of its common stock to, or for the account of, the following persons:
214,944	Canaccord Capital Corporation
179,120	David N. Moschini
5,731	David J. Fawkes
    On January 7, 2004, the Company issued 11,941 shares of its common stock to John E. Stark.

All shares issued on conversion of the special warrants noted above were issued pursuant to the exemption from registration under Regulation S promulgated under the Securities Act of 1933. In particular, Section 903(a) and (b)(3) of Regulation S are applicable to the transaction as the offer and sale was not made to any person in the United States and at the time of the offer and sale the purchaser was reasonably believed to be physically outside of the United States. The shares are subject to restrictions on resale pursuant to the provisions of Rule 144 promulgated under the Securities Act of 1933, and the certificates representing the shares were issued with a restrictive legend denoting the restrictions where applicable.

On February 27, 2003, the Company issued 357,500 shares to MFS Technology Corporation in a private placement, for cash proceeds of $715,000. The shares were issued pursuant to the exemption from registration under Regulation S promulgated under the Securities Act of 1933. In particular, Section 903(a) and (b)(3) of Regulation S are applicable to the transaction as the offer and sale was not made to any person in the United States and at the time of closing the offer and sale the purchaser was outside of the United States. The shares are subject to restrictions on resale pursuant to the provisions of Rule 903(b)(3) of Regulation S and the provisions of Rule 144 promulgated under the Securities Act of 1933, and the certificates representing the shares were issued with a restrictive legend denoting the restrictions.

A total of 837,435 incentive stock options were granted to employees, officers, directors and consultants of the Company on or about February 20, 2003, in reliance on the exemption from registration under Regulation S promulgated under the Securities Act of 1933. In particular, Section 903(a) and (b)(3) of Regulation S are applicable to the transaction as the offer and sale was not made to any person in the United States and at the time of the offer and sale the purchaser was reasonably believed to be physically outside of the United States. A registration statement on Form S-8 was subsequently filed on March 19, 2003 which registers the exercise of the options made through the registration statement while effective.

As described in "The Offering" and "Selling Stockholders" elsewhere in this Registration Statement, in August of 2003, in connection with the Equity Line of Credit Agreement with Cornell Capital Partners, L.P., the Company issued 22,727 shares of common stock to Katalyst Securities, L.L.C. and 5,682 shares of common stock to Butler Gonzales L.L.P.

Item 27.   Exhibits

Exhibit No.	Document
3.1	Articles of Incorporation
3.2	By laws
5.1	Legal opinion
10.1	Equity Line of Credit Agreement between Zoolink Corp. and Cornell Capital Partners, L.P., dated July 28, 2003
10.2	Placement Agent Agreement between Zoolink Corp. and Katalyst Securities, L.L.C., dated July 28, 2003
10.3	Registration Rights Agreement between Zoolink Corp. and Cornell Capital Partners, L.P., dated July 28, 2003
10.4	Escrow Agreement between Zoolink Corp., Cornell Capital Partners, L.P. and Butler Gonzales, L.L.P., dated July 28, 2003
23.1	Consent of Accountants
23.2	Consent of Counsel (contained in Exhibit 5.1)

Item 28. Undertakings.

     Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

     The undersigned registrant hereby undertakes to:

(1)      File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

     (i)      Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii)     Include any additional or changed material information on the plan of distribution.

(2)     That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Zoolink pursuant to its Articles of Incorporation or provisions of the Nevada Business Corporations Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada on March 24, 2004.

ZOOLINK CORPORATION /s/ West McDonald By: West McDonald, President and CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the dates stated:

Date: March 24th, 2004	/s/ West McDonand
	By:	West McDonald CEO, President and Director

/s/ Ali Shawkat
	By:	Ali Shawkat Secretary and Director